     FOR PURPOSES OF THIS EXHIBIT 99.3, UNLESS THE CONTEXT OTHERWISE REQUIRES:

    - "WE", "US" AND "THE COMPANY" REFER TO GREAT LAKES DREDGE & DOCK CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS AFTER THE ACQUISITION OF NORTH AMERICAN SITE DEVELOPERS, INC. ("NASDI") DESCRIBED BELOW;

    - "GREAT LAKES" REFERS TO GREAT LAKES DREDGE & DOCK CORPORATION AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS;

    - ON APRIL 17, 2001, GREAT LAKES ENTERED INTO AN AGREEMENT TO
      PURCHASE 80% OF NASDI (THE "ACQUISITION");

    - "BID MARKET SHARE" IS DEFINED AS THE VALUE OF DREDGING CONTRACTS BID UPON AND WON BY US DIVIDED BY THE VALUE OF ALL DREDGING CONTRACTS
      UPON WHICH WE BID, INCLUDING THOSE WE DID NOT WIN, VALUED AT THE PRICE AT WHICH THE CONTRACTS WERE AWARDED. AS SUCH, BID MARKET SHARE DATA DOES NOT REFLECT MARKET SHARE DATA FOR ALL DREDGING ACTIVITIES; AND

    - PRO FORMA DATA FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 GIVES PRO FORMA EFFECT TO THE ACQUISITION AND THE FINANCING THEREOF.



                                 RISK FACTORS

RISKS RELATED TO OUR BUSINESS

    IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE NASDI INTO OUR BUSINESS, WE COULD INCUR UNANTICIPATED COSTS, OUR OPERATIONS COULD BE DISRUPTED.

    The Acquisition will significantly increase our size and diversify our scope of operations. Our ability to integrate NASDI with our existing business will impact the future success of our business.

    We will only achieve the increased revenues and earnings and other benefits that we expect to result from the Acquisition if we can successfully integrate NASDI's administrative, finance, technical and marketing organizations, and implement appropriate operations, financial and management systems and controls. The integration of NASDI into our operations will involve a number of risks, including:

    - the possible diversion of our management's attention from other business concerns;

    - the potential inability to successfully pursue some or all of the anticipated revenue opportunities associated with the Acquisition;

    - the possible loss of NASDI's key professional employees;

    - insufficient management resources to accomplish the integration;

    - increased complexity and diversity compared to our operations prior to the Acquisition; and

    - unanticipated problems or legal liabilities.

    The occurrence of any of the above events, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on our business, financial condition and results of operations.

    IF WE ARE UNABLE TO RETAIN KEY EXECUTIVES AND OTHER PERSONNEL, OUR GROWTH MAY BE HINDERED.

    Our success is largely dependent on maintaining our staff of qualified professionals. The market for qualified professionals is competitive and we may not be able to continue to be successful in our efforts to attract and retain such professionals. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us.

    With respect to NASDI, certain executives, including the Chief Executive Officer, Christoper Berardi, and the General Manager, Joseph Berardi, are key personnel. Together, Messrs. Berardi will own 20% of NASDI subsequent to the Acquisition and will continue in leadership roles with the support of additional senior leadership and administrative staff from Great Lakes. On November 6, 2000, Joseph Berardi pleaded guilty to tax evasion relating to tax years 1994 and 1995. He has made payments of $1.34 million, which includes payment of all back taxes, penalties and interest. In connection with the final resolution of the matter, on April 4, 2001, he was sentenced to 12 months of work release, beginning May 9, 2001. He is currently working for NASDI on a full time basis and the terms of his sentence allow him to continue to do so.

    Our success depends in part on key customer relationships forged by members of our senior management. We cannot assure you that we will be able to continue to maintain these relationships if members of senior management leave the company.

    OUR BUSINESS COULD SUFFER IN THE EVENT OF A WORK STOPPAGE BY OUR UNIONIZED LABOR FORCE.

    A significant portion of our hourly work force is represented by various unions. Certain of these unions have had strikes from time to time. Future strikes, employee slowdowns or similar actions by one or more unions could have a material adverse effect on us.

    WE ARE DEPENDENT ON OUR ABILITY TO CONTINUE TO OBTAIN GOVERNMENT DREDGING CONTRACTS, AND INDIRECTLY, ON THE AMOUNT OF GOVERNMENT FUNDING FOR NEW GOVERNMENT DREDGING PROJECTS.

    Substantially all of our dredging revenues have been, and are expected to continue to be, attributable to contracts with federal, state and other government agencies or with companies operating under contracts with such government agencies. Government contracts are typically subject to termination at any time, on relatively short notice, at the election of the applicable government agency involved even if we are performing our contractual obligations. Cancellation of significant dredging contracts or our failure to win significant dredging contracts could have a material adverse effect on us. In addition, our dredging operations depend on project funding by various government agencies and may be adversely affected by the level and timing of such funding. Lack of funding has, in the past, substantially delayed scheduled projects, including projects that have been put up for bid. Recently the Corps has scheduled in excess of $2.0 billion of dredging projects to be bid on and completed by 2005. Overall, these projects have been bid and/or executed according to the published schedules to date; however, there is no assurance that they will continue to follow the schedules in the future.

    Substantially all of our dredging contracts are, and are expected to continue to be, awarded based on competitive bidding. In the United States, dredging contracts are awarded to the lowest adequately bonded bidder, regardless of a bidder's relationship with the project sponsor, work on past projects, reputation or similar factors. There can be no assurance that our competitors will not bid more aggressively than us for contracts or that we will continue to achieve bid market shares at the levels that we have achieved historically.

    Some government dredging contracts are awarded through a negotiated procurement process in which the contractor submits a proposal and cost and pricing data to the government, and the contractor and the government negotiate the contract price. Under such contracts, the government has the right, after award and/or completion of the contract, to audit the contractor's books and records, including, the proposal and data available to the contractor during negotiations to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of such audit.

    WE ARE DEPENDENT ON KEY CUSTOMERS AND LARGE CONTRACTS IN OUR CID ACTIVITIES.

    We are dependent on key customer relationships and the ability to obtain large contracts in our CID business. For the year ended December 31, 2000, 40% of NASDI's revenues related to one large contract with one customer. This contract was completed in 2000. NASDI management believes that such relationships will continue and that similar large contracts will be available for bid in 2001; however, there can be no assurance that NASDI will be able to maintain such relationships or successfully obtain such large contracts. The inability to maintain these relationships and/or obtain such replacement contracts would have a material adverse effect on NASDI's revenues.

    WE ARE DEPENDENT ON OUR ABILITY TO OBTAIN BONDING FOR FUTURE PROJECTS.

    We, like all dredging service providers, generally are required to post bonds in connection with our dredging contracts to insure job completion if we should fail to finish a project. We have entered into a bonding agreement with Travelers Property Casualty ("Travelers") pursuant to which Travelers acts as surety, issues bid bonds, performance bonds and payment bonds and obligates itself upon other contracts of guaranty required by us in the day-to-day operations of our dredging and marine construction business. However, Travelers is not obligated under the bonding agreement to issue bonds for us. No bond issued on our behalf has ever been drawn upon in our 110-year history. However, our business would be materially and adversely affected if we were unable to obtain bonding for future projects.

    In addition, if we were to default on a contract, the bonding company would be required either to complete the contract or to reimburse the project sponsor for the cost of completion. We would be obligated to reimburse the bonding company for the amount it expended as a result of our default. Pursuant to the bonding agreement between us and the subsidiary guarantors, our obligations and the subsidiary guarantors' obligations are secured by a security interest in certain of our fixed assets. NASDI is also an obligor under our bonding agreement. In the event we or any of the subsidiary guarantors fail or are unable to complete the work under a bonded contract or breach the bonding agreement, the bonding company may proceed against the collateral, cause the performance of such bonded contract by subletting it in our name or in the name of our subsidiary guarantors and seek reimbursement from us and our subsidiary guarantors for costs incurred on the subletting or performance of such bonded contract. The bonding agreement contains financial and operating covenants that limit our ability to incur indebtedness, create liens, pay dividends and to take certain other corporate actions. The total amount of bonds outstanding varies with the dollar value of contracts in process; however, the face amount of outstanding bonds typically overstates the associated contingent liability to the extent of the portion of the related projects which we have completed. We estimate that as of December 31, 2000, approximately $500 million of bonds were outstanding.

    THE AMOUNT OF OUR ESTIMATED BACKLOG IS SUBJECT TO CHANGE AND NOT NECESSARILY INDICATIVE OF FUTURE SALES. OUR PROFITABILITY IS SUBJECT TO INHERENT RISK BECAUSE OF THE FIXED PRICE NATURE OF MOST OF OUR CONTRACTS.

    Our dredging contract backlog represents our estimate of the revenues which will be realized under contracts remaining to be performed based upon estimates relating to, among other things, the time required to mobilize the necessary assets at the project site, the amount of material to be dredged and the time necessary to demobilize the project assets. However, such estimates are necessarily subject to fluctuations based upon the amount of material which actually must be dredged, as well as factors affecting the time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues. In addition, because a majority of our dredging backlog relates to government contracts, our order backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation.

    Our CID contract backlog represents our estimate of the revenues which will be realized under contracts remaining to be performed based upon estimates of the resources and time necessary to complete the projects. However, such estimates are necessarily subject to fluctuations based upon the actual resources and time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues.

    Further, the estimated size of any contract is not necessarily indicative of the profitability of that contract. Substantially all of our contracts with our customers are fixed-price contracts. Under a fixed-price contract, the customer agrees to pay a specified price for our performance of the entire contract. Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs, operational difficulties and other changes that may occur over the contract period. One of the most significant factors which can affect the profitability of a dredging project is the weather at the project site. Inclement or hazardous weather conditions can result in substantial delays in dredging and additional contract expenses. There can be no assurance that we will be able to perform our obligations under such fixed-price contracts without incurring additional expenses. If we were to significantly underestimate the cost of one or more significant contracts, the resulting losses could have a material adverse effect on us.

    WE ARE DEPENDENT ON SUBCONTRACTORS IN OUR CID BUSINESS.

    We are dependent on subcontractors in our CID business. Our business activities include interior and exterior demolition and asbestos and other hazardous substance and material removal. We sometimes subcontract hazardous substance and material removal and other demolition activities to licensed, insured subcontractors. We could experience a material adverse effect on our CID business if: (i) we are unable to find qualified subcontractors in the future; (ii) subcontractors upon which we rely fail to complete jobs in a timely manner; and/or (iii) subcontractors upon which we rely for the removal of asbestos and/or other hazardous substances or materials improperly transport, treat, store or dispose of such substances and materials. In addition, disputes with subcontractors that have failed to complete jobs have resulted, and in the future may result, in litigation. There can be no assurances that we will not be required to pay significant sums in connection with such disputes and there can be no assurances as to the outcome of these disputes or the effect it will have on our CID business.

    OUR BUSINESS IS SUBJECT TO SIGNIFICANT OPERATING RISKS.

    The businesses of dredging and demolition are generally subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geological formations, cave-ins of below water tunnels, collisions with fixed objects, disruption of transportation services and flooding. These risks could result in damage to, or destruction of, dredges, transportation vessels, other buildings, personal injury, environmental damage, performance delays, monetary losses and possible legal liability. For example, in 1992, an underwater utility tunnel located beneath the Chicago Loop failed adjacent to a construction site completed by us in the fall of 1991. The failure resulted in a flooding of the tunnel and building basements serviced by the tunnel. Numerous suits were filed against us for claims of flood damage and losses due to business interruption.
Although all remaining claims relating to the Chicago flood litigation were settled in 1997, there can be no assurance that the Company's operations will not be adversely affected in the future by similar or other conditions attributable to these or similar risks. Although we maintain insurance within ranges of coverage consistent with industry practice, we cannot assure you that such insurance will be available at economically feasible premiums.

    WE ARE SUBJECT TO RISKS RELATED TO OUR INTERNATIONAL OPERATIONS.

    Approximately 17% of our dredging revenues over the last three years were generated by operations conducted abroad. International operations subject us to risks customarily associated with foreign operations, including:

    - currency fluctuations;

    - import and export license requirements;

    - changes in tariffs and taxes;

    - restrictions on repatriating foreign profits back to the United States;

    - unfamiliarity with foreign laws and regulations;

    - difficulties in staffing and managing international operations; and

    - political, cultural and economic uncertainties.

    In addition, we have benefited in recent years from the substantial investment in foreign port infrastructure, particularly in the Pacific Rim. Because many international dredging contractors have concentrated significant assets in the Pacific Rim projects, we have enjoyed less competition in areas such as the Middle East, Africa and South America. However, there can be no assurances that this favorable competitive dynamic will continue.

    OUR DREDGING OPERATIONS MAY FLUCTUATE DUE TO SEASONALITY AND OTHER FACTORS.

    Quarterly and yearly dredging results can fluctuate significantly based upon the number and size of contracts undertaken and the timing of performance of projects under such contracts. We have historically realized lower contract revenues and earnings in the first and fourth quarters of each year, due to a number of factors including variation in weather conditions and government funding cycles, which affect the timing and execution of projects. We have seen the trend of this historical seasonality diminish over the past three years, with the increase in Deep Port work and the impact of environmental windows, which require that we perform certain work in winter months to protect wildlife habitats. We have been able to respond to these changing market factors since we have the flexibility to move our equipment around as weather conditions and environmental restrictions dictate. However, in the future, seasonality may become more of a factor if the project mix changes and we are not able to be as flexible in utilizing our equipment. Substantial fluctuations in our results in operations may adversely affect our ability to service our debt or satisfy other liquidity needs in a particular period, which could have a material adverse effect on us.

    IF OUR DEMOLITION BUSINESS IS UNABLE TO COMPETE EFFECTIVELY, OUR DEMOLITION REVENUES MAY DECLINE AND WE MAY BE UNABLE TO SUSTAIN OUR GROSS PROFIT MARGINS IN OUR DEMOLITION BUSINESS.

    The CID business is highly competitive. NASDI's ability to compete depends heavily on elements outside its control, such as general economic conditions affecting the construction industry. NASDI's principal competitors include large construction companies that perform in-house demolition services, large national demolition companies, regional demolition companies, and smaller independent demolition businesses. Some of NASDI's competitors are more geographically diverse, have greater name recognition than NASDI, have greater financial and other resources available to them and may be substantially less leveraged than NASDI. There can be no assurance that NASDI will not encounter increased competition from existing competitors or new market entrants, such as large construction companies that develop in-house demolition capabilities, that may be significantly larger and have greater financial resources than NASDI. Competitive pressures may result in a decline in our demolition revenues and adversely affect our gross profit margins in our demolition business.

    ALTHOUGH WE INSURE AGAINST THE RISK OF CERTAIN LIABILITIES IN OUR BUSINESS, WE CANNOT BE SURE THAT ACTUAL LIABILITIES WILL NOT EXCEED OUR INSURANCE COVERAGE.

    We insure our own risks up to certain policy limits and subject to certain deductibles. We make estimates and assumptions that affect the reported amount of liability and the disclosure of contingent liabilities. As claims develop, it is possible that the ultimate results of these claims may differ from our estimates. We cannot assure you that the dollar amount of our liabilities will not materially exceed the insurance policy limits.

    In addition, premiums and deductibles for liability insurance could increase to the point that such insurance becomes prohibitively expensive, or unavailable. The failure to obtain adequate insurance could affect our ability to bid on, or execute, significant projects, or obtain adequate bonding or financing.

    ENVIRONMENTAL MATTERS COULD FORCE US TO INCUR SIGNIFICANT CAPITAL AND OPERATIONAL COSTS.

    Our operations and facilities are subject to various environmental laws and regulations, relating to dredging operations, the disposal of dredged material, wetlands, storm and waste water discharges, demolition activities, asbestos removal, transportation and disposal of certain other hazardous substances and materials and air emissions. We are also subject to laws designed to protect certain species and habitats. Compliance with these statutes and regulations can delay appropriation with respect to, and performance of, particular projects and increase related expenses.

    Our projects may involve demolition, excavation, transportation, disposal and management of hazardous waste substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous substances and materials and impose liability for contamination caused by such substances. While our CID business requires the Company to transport and dispose of hazardous substances and materials, the Company's risks are limited to the proper execution of such tasks. The Company's CID customers and the hazardous waste sites retain the risks associated with the remediation of the materials. Additionally, the transportation of the hazardous waste material is typically performed by other entities which accept the risks associated with these tasks.

    Services rendered in connection with hazardous substance and material removal and site development may involve professional judgments by licensed experts about the nature of soil conditions and other physical conditions, including the extent to which toxic and hazardous substances and materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages that our clients incur.

    Based on our experience, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

    - what environmental legislation or regulations will be enacted in the future;

    - how existing or future laws or regulations will be enforced, administered or interpreted; or

    - the amount of future expenditures which may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims.

    A LIMITED NUMBER OF PEOPLE CONTROL OUR COMPANY, AND MAY EXERCISE THEIR CONTROL IN A MANNER ADVERSE TO YOUR INTERESTS.

    Vectura Holding Company LLC owns approximately 53.2% of our outstanding voting capital stock and all of the non-voting capital stock. Pursuant to the Stockholders' Agreement among us, Vectura, management investors and certain other stockholders of the Company, Vectura has the right to appoint up to two of our five directors.

    Vectura and our directors, our executive officers and other employees, whom we refer to as our management investors and their affiliates, control all of the voting power represented by our outstanding shares of capital stock. By virtue of this stock ownership, they have the ability, if acting in concert, to control the outcome of all matters presented for approval to our stockholders. Such concentration of ownership may have the effect of preventing a change in control. Because a limited number of people control us, transactions could be difficult or impossible to complete without the support of those persons. It is possible that these persons will exercise control over us in a manner that is adverse to interests of other security holders.

                              THE ACQUISITION

    On April 17, 2001, we entered into an agreement with NASDI management stockholders and other stockholders of NASDI to purchase 80% of the capital stock of NASDI. Under the agreement, we will purchase a portion of the holdings of NASDI management stockholders and all of the holdings of the other stockholders of NASDI. The purchase consideration for the Acquisition will include (1) $35.0 million in cash, subject to certain downward adjustments, payable to the stockholders of NASDI and (2) two notes totaling $3.0 million from NASDI payable to the NASDI management stockholders, which notes will be guaranteed by Great Lakes, but not the subsidiaries of Great Lakes. We will fund the cash portion of the Acquisition price and the related fees and expenses, as well as repayment of a portion of our outstanding borrowings under our revolving credit facility, with the proceeds from a $40.0 million financing. The closing of the Acquisition is conditioned upon obtaining adequate financing therefor. We will effect the Acquisition through a newly-formed acquisition subsidiary. Following consummation of the Acquisition, the acquisition subsidiary will be merged into NASDI, in which we will retain an 80% interest, and the NASDI management stockholders will retain a 20% non-voting interest. NASDI management stockholders Christopher Berardi and Joseph Berardi, owned approximately 50% of NASDI prior to the Acquisition.

NASDI SELLER NOTES

    Upon closing, NASDI will issue two junior subordinated promissory notes to the NASDI management stockholders, in an aggregate principal amount of $3.0 million. These notes bear interest at the greater of 6% per annum or the applicable federal rate, payable annually on each anniversary of the notes. All outstanding principal and unpaid interest on these notes will be payable in a single installment for each note on March 31, 2004; however, this payment date may be deferred to December 31, 2004 if NASDI has failed to meet certain financial performance levels for each of the three preceding years. NASDI may prepay the NASDI seller notes at any time without premium or penalty. Great Lakes, but not the subsidiaries of Great Lakes, will guaranty NASDI's obligations under the NASDI seller notes.

EMPLOYMENT AGREEMENTS

    Each of the two NASDI management stockholders will enter into a three-year employment agreement with NASDI, containing non-compete provisions should the NASDI management stockholders leave NASDI. The employment agreements are renewable on an annual basis, unless sooner terminated by either party giving 30 days written notice prior to the end of the then current term. The employment agreements will provide for payment of salary of $175,000 per year to each of the NASDI management stockholders, plus substantial incentive bonuses if certain earnings levels are achieved as well as benefits as provided from time to time to other NASDI senior executives.

STOCKHOLDERS AGREEMENT

    We and the NASDI management stockholders will enter into a stockholders agreement relating to the ownership of NASDI capital stock. The NASDI stockholders agreement will contain provisions which, with certain exceptions, restrict the ability of the NASDI management stockholders to transfer their NASDI common stock, which will have no voting rights. In addition, so long as we and the NASDI management stockholders continue to own, in the aggregate, more than 50% of NASDI, the NASDI management stockholders will have the right, during the two-month period following April 15, 2006, to require us to acquire their NASDI common stock at a price equal to the greater of (i) $2.0 million or (ii) a formula based on NASDI's financial performance. In addition, each NASDI management stockholder will have the right to require us to purchase his NASDI common stock following a termination of his employment, at a price based upon certain formulas, depending upon the reason for the termination. Following an initial public offering of our common stock, if we and the NASDI management stockholders continue to own, in the aggregate, more than 50% of NASDI, the NASDI management stockholders will have the right to exchange their NASDI common stock for our common stock which is registered in the initial public offering, at a conversion price based upon NASDI's financial performance, unless the initial public offering occurs prior to December 31, 2002, and then based upon an appraised value.

    We will have the right to acquire the NASDI common stock held by each NASDI management stockholder in the following circumstances:

    - termination of employment of such management stockholder;

    - we experience certain types of changes of control;

    - our initial public offering, where such management stockholder does not convert his NASDI common stock into our registered shares; or

    - for any reason after December 31, 2008.

The purchase price at which we can exercise these call rights will be a formula based on NASDI's financial performance, an appraised value, or $2.0 million, depending upon the timing and the event giving rise to the call.

    Under the NASDI stockholders agreement, if we decide to sell NASDI at a price which would result in the NASDI management stockholders receiving an aggregate amount of at least $2.0 million, then the NASDI management stockholders will agree to consent to the sale and tender their NASDI common stock for such consideration. In addition, the NASDI management stockholders will have the right to participate in certain sales by us of our NASDI common stock. The stockholders agreement provides that transactions between us and NASDI, with certain exceptions, will be on fair and equitable terms. The board of directors of the acquisition subsidiary and NASDI shall be composed of three persons nominated by Great Lakes, and so long as the NASDI management stockholders own at least 5% of the issued and outstanding NASDI capital stock, the NASDI management stockholders shall designate one board member who shall be acceptable to Great Lakes.

INTERCOMPANY DEBT

    In connection with the closing of the Acquisition, NASDI and Great Lakes will enter into an intercompany credit agreement. Upon closing of the Acquisition, NASDI will be deemed to have borrowed from Great Lakes approximately $32.0 million, which will reflect Acquisition-related indebtedness. The intercompany note will bear interest at 10% per annum, with principal and interest payable quarterly and will mature on March 31, 2006.

TAX ALLOCATION AGREEMENT

    We will enter into a tax allocation agreement with NASDI. The agreement will require, in general, that NASDI's federal and certain state tax liabilities be payable to us and determined as if NASDI filed its own returns.

                              UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Condensed Combined Financial Statements of the Company consist of an Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2000 and Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000, and were derived from Great Lakes' and NASDI's historical financial statements, as adjusted to illustrate the effects of the Acquisition and the financing related thereto.

    The Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2000 gives effect to the Acquisition and the financing related thereto as if such transactions had occurred on December 31, 2000. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2000 gives effect to the Acquisition and the financing related thereto as if such transactions occurred on January 1, 2000. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable under the circumstances. Additionally, the unaudited pro forma adjustments assume a $40.0 million financing. The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what our actual results of operations, net income or actual financial position would have been if the Acquisition in fact occurred on such dates or to project our results of operations or financial position for any future period or date. The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any other transactions other than the Acquisition and those related transactions as discussed in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements set forth below.

    The Unaudited Condensed Combined Financial Statements and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this document, Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2000 that has been filed with the Securities and Exchange Commission, the historical financial statements of NASDI and related notes thereto included in this document, and other financial information included elsewhere in this document.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

                                                                             NASDI
                                                                          ACQUISITION
                                      COMPANY       NASDI                AND FINANCING
                                     HISTORICAL   HISTORICAL   COMBINED   ADJUSTMENTS      PRO FORMA
                                     ----------   ----------   --------   -----------      ---------
ASSETS
Cash and equivalents...............    $  1.1        $ 1.8      $  2.9       $ (1.1)(a)     $  1.8
Marketable securities..............                    1.4         1.4                         1.4
Accounts receivable, net...........      40.5          9.5        50.0                        50.0
Contract revenues in excess of
  billings.........................      18.6          1.8        20.4                        20.4
Inventories........................      14.7                     14.7                        14.7
Other current assets...............      17.2          0.6        17.8                        17.8
                                       ------        -----      ------       ------         ------
  Total current assets.............      92.1         15.1       107.2         (1.1)         106.1
Property and equipment.............     137.7          3.3       141.0          2.1 (b)      143.1
Inventories........................       6.8                      6.8                         6.8
Investment in joint venture........       6.4                      6.4                         6.4
Other assets and intangibles.......       5.7          0.1         5.8         30.4 (b)       38.5
                                                                                2.3 (e)
                                       ------        -----      ------       ------         ------
    Total assets...................    $248.7        $18.5      $267.2       $ 33.7         $300.9
                                       ======        =====      ======       ======         ======
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)
Accounts payable...................    $ 37.8        $ 4.3      $ 42.1                      $ 42.1
Accrued expenses and other.........      33.5          3.6        37.1                        37.1
Current maturities of long-term
  debt.............................       9.0          1.0        10.0                        10.0
                                       ------        -----      ------       ------         ------
Total current liabilities..........      80.3          8.9        89.2                        89.2
Long-term debt.....................     146.0          0.6       146.6         41.1(f)       187.7
Deferred income taxes..............      44.3                     44.3                        44.3
Other..............................       7.0                      7.0                         7.0
                                       ------        -----      ------       ------         ------
  Total liabilities................     277.6          9.5       287.1         41.1          328.2
Minority interests.................       3.4                      3.4          1.6 (c)        5.0
Stockholders' equity (deficit).....     (32.3)         9.0       (23.3)        (9.0)(d)      (32.3)
                                       ------        -----      ------       ------         ------
  Total liabilities and
    stockholders' equity
    (deficit)......................    $248.7        $18.5      $267.2       $ 33.7         $300.9
                                       ======        =====      ======       ======         ======

------------------------

                          NOTES TO UNAUDITED PRO FORMA
                        CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

(a) To record distribution of excess cash to prior NASDI stockholders as required under the purchase agreement for the Acquisition.

(b) Represents purchase accounting adjustments to reflect 80% of NASDI's property and equipment at the estimated fair market value and to record excess purchase price as goodwill, as follows:

Purchase price for 80% of NASDI stock:
  Cash......................................................   $35.0
  NASDI Seller Notes........................................     3.0
  Acquisition costs.........................................     0.8
                                                               -----
    Total purchase price....................................    38.8
80% of net assets acquired..................................    (6.3)
Increase property and equipment to estimated fair market
value.......................................................    (2.1)
                                                               -----
Goodwill....................................................   $30.4
                                                               =====

(c) To record remaining 20% of NASDI net assets to minority interests.

(d) To reflect the net impact of pro forma adjustments on stockholders' equity:


Distribution of excess cash to NASDI stockholders...........   $(1.1)
80% of net assets acquired..................................    (6.3)
Remaining 20% of NASDI net assets to minority interests.....    (1.6)
                                                               -----
  Total.....................................................   $(9.0)
                                                               =====

(e) To record costs related to financing the Acquisition and amendment costs of the bank credit facility.

(f) To record the impact of the Acquisition on debt, as follows:


Issuance of debt............................................   $40.0
Issuance of NASDI Seller Notes..............................     3.0
Repayment of a portion of borrowings under the revolving
  credit facility...........................................    (1.9)
                                                               -----
  Total.....................................................   $41.1
                                                               =====

                              UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

                                                                                    NASDI
                                                                                 ACQUISITION
                                             COMPANY       NASDI                AND FINANCING
                                            HISTORICAL   HISTORICAL   COMBINED   ADJUSTMENTS       PRO FORMA
                                            ----------   ----------   --------   ------------      ---------
Contract revenues.........................    $339.1        $72.6      $411.7                       $411.7
Costs of contract revenues................     281.7         46.3       328.0                        328.0
                                              ------        -----      ------                       ------
  Gross profit............................      57.4         26.3        83.7                         83.7
General and administrative expenses.......      22.3          1.8        24.1         2.0 (a)         26.1
Bonuses...................................                   20.0        20.0       (17.8)(b)          2.2
                                              ------        -----      ------       -----           ------
  Operating income........................      35.1          4.5        39.6        15.8             55.4
Interest income (expense), net............     (18.6)         0.4       (18.2)       (5.0)(c)        (23.2)
Other expense.............................      (0.8)                    (0.8)                        (0.8)
                                              ------        -----      ------       -----           ------
  Income before income taxes and minority
    interests.............................      15.7          4.9        20.6        10.8             31.4
Income taxes..............................      (7.4)        (0.3)       (7.7)       (7.0)(d)        (14.7)
Minority interests........................      (1.0)                    (1.0)       (1.8)(e)         (2.8)
                                              ------        -----      ------       -----           ------
Net income................................    $  7.3        $ 4.6      $ 11.9       $ 2.0           $ 13.9
                                              ======        =====      ======       =====           ======

Ratio of earnings to fixed charges (f)....                                                            1.55x

Other data:
  Depreciation and amortization...........    $ 12.7        $ 1.4      $ 14.1       $ 2.0 (a)       $ 16.1
  EBITDA (g)..............................      47.8          5.9        53.7        17.8 (b)         71.5

------------------------

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN MILLIONS)

(a) To record annual amortization of goodwill of $30.4 million related to the NASDI acquisition, assuming an estimated useful life of fifteen years.

(b) To adjust NASDI historical bonuses to reflect bonuses that would have been paid based on NASDI performance for the period assuming the contractual terms of Employment Agreements with NASDI management stockholders were in effect. The Employment Agreements will be entered into as part of the purchase agreement for the Acquisition.

(c) To record interest expense on the debt raised in connection with the Acquisition, interest expense on the Seller Notes, a reduction of interest expense from the repayment of a portion of borrowings under the revolving loan facility and amortization of the deferred financing costs and bank credit facility amendment costs:

Interest expense on $40.0 million of debt...................   $ 4.5
Interest expense on Seller Notes of $3.0 million at 6.0%....     0.2
Reduction of interest expense on $1.9 million reduction of
  revolving loan facility at 8.57% average interest rate
  over the year.............................................    (0.1)
Amortization of deferred offering and amendment costs.......     0.4
                                                               -----
  Total.....................................................   $ 5.0
                                                               =====

(d) To record estimated tax effect to change NASDI from Subchapter S-Corporation to C-Corporation and certain other pro forma adjustments:

Estimate of U.S. federal income tax on NASDI income before
  taxes of $4.9 million at 35%..............................   $ 1.7
Pro forma adjustments at estimated effective rate of 41%....     5.3
                                                               -----
  Total.....................................................   $ 7.0
                                                               =====

(e) To record 20% of NASDI pro forma income attributable to minority interest holders.

(f) Earnings used in computing the ratio of earnings to fixed charges consists of earnings before income taxes and minority interests. Fixed charges are defined as interest expense, including the amortization of deferred financing costs, and preferred stock dividends.

(g) "EBITDA", as provided for herein, represents earnings from continuing operations before interest expense, net, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles in the United States of America. EBITDA is included as it is a basis upon which we assess our financial performance, and certain covenants in our borrowing arrangements are tied to similar measures. Pro forma EBITDA, as provided for herein, reflects EBITDA adjusted for effect of the Acquisition and the financing related thereto as if such transactions took place on January 1, 2000. Pro forma EBITDA is presented to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of our ability to fund our cash flow needs. Pro forma EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. Pro forma EBITDA as defined herein may differ from similarly titled measures presented by other companies.

                            SELECTED FINANCIAL DATA

    The following tables present selected historical financial and other data of Great Lakes and NASDI for the periods indicated. The selected financial data presented below (except for EBITDA and Adjusted EBITDA) were derived from the audited consolidated financial statements of Great Lakes and audited financial statements of NASDI for the periods indicated. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this document, Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2000 that has been filed with the Securities and Exchange Commission, and NASDI's financial statements and the related notes thereto included elsewhere in this document.

GREAT LAKES DREDGE & DOCK CORPORATION

                                                                    YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------------------
                                                        1996       1997       1998       1999       2000
                                                      --------   --------   --------   --------   --------
                                                                     (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Contract revenues.................................   $235.9     $258.3     $289.2     $302.3     $339.1
  Costs of contract revenues........................   (208.7)    (228.4)    (240.6)    (244.8)    (281.7)
                                                       ------     ------     ------     ------     ------
    Gross profit....................................     27.2       29.9       48.6       57.5       57.4
  General and administrative expenses...............    (16.4)     (18.9)     (22.6)     (21.9)     (22.3)
  Equity incentive plan and other compensation
    expenses........................................       --         --       (8.2)        --         --
  Recapitalization related expenses.................       --         --       (9.5)        --         --
                                                       ------     ------     ------     ------     ------
    Operating income................................     10.8       11.0        8.3       35.6       35.1
  Interest expense, net.............................     (6.0)      (6.0)      (9.9)     (18.1)     (18.6)
  Equity (loss) in earnings of joint ventures.......      1.1        3.1        1.2        0.2       (0.8)
                                                       ------     ------     ------     ------     ------
    Income (loss) before income taxes, minority
      interests, discontinued operations and
      extraordinary item............................      5.9        8.1       (0.4)      17.7       15.7
  Provision for income taxes........................     (2.4)      (2.6)      (0.7)      (8.5)      (7.4)
  Minority interests................................     (0.4)      (1.7)      (2.7)       0.5       (1.0)
                                                       ------     ------     ------     ------     ------
    Income (loss) from continuing operations before
      extraordinary item............................      3.1        3.8       (3.8)       9.7        7.3
  Discontinued operations, net of tax benefit.......     (1.1)        --         --         --         --
  Extraordinary item, net of income tax benefit.....       --         --       (0.9)        --         --
                                                       ------     ------     ------     ------     ------
    Net income (loss)...............................   $  2.0     $  3.8     $ (4.7)    $  9.7     $  7.3
                                                       ======     ======     ======     ======     ======
Ratio of earnings to fixed charges..................      1.9x       2.0x       0.6x       1.4x       1.1x

OTHER DATA:
  EBITDA(1).........................................   $ 24.7     $ 24.6     $ 22.2     $ 47.6     $ 47.8
  Adjusted EBITDA(1)................................     26.2       28.8       41.1         --         --
  Net cash flows from operating activities..........     24.7       13.6       20.2       25.3       17.5
  Depreciation and amortization(2)..................     13.9       13.6       13.9       12.0       12.7
  Maintenance expense(3)............................     14.7       17.3       22.7       27.2       25.9
  Capital expenditures(4)...........................      5.4       11.5       29.1       15.0       14.1

BALANCE SHEET DATA:
  Cash and cash equivalents.........................   $  1.9     $  1.7     $  0.8     $  1.5     $  1.1
  Working capital...................................     22.0       38.4       22.3       13.2       11.8
  Total assets......................................    222.1      245.6      235.1      241.4      248.7
  Total debt(5).....................................     52.4       57.6      170.4      159.2      155.0
  Stockholders' equity (deficit)....................     74.4       78.2      (48.7)     (39.6)     (32.3)

NORTH AMERICAN SITE DEVELOPERS, INC.

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                              1998(6)      1999       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Contract revenues.........................................   $30.3      $45.5      $72.6
  Costs of contract revenues................................   (24.5)     (34.3)     (46.3)
                                                               -----      -----      -----
    Gross profit............................................     5.8       11.2       26.3
  General and administrative expenses.......................    (1.6)      (1.5)      (1.8)
  Bonuses...................................................    (4.6)      (7.6)     (20.0)
                                                               -----      -----      -----
    Income (loss) from operations...........................    (0.4)       2.1        4.5
  Other income, net.........................................     0.1         --        0.4
                                                               -----      -----      -----
    Income (loss) before income taxes.......................    (0.3)       2.1        4.9
  State income taxes........................................      --       (0.2)      (0.3)
                                                               -----      -----      -----
    Net income (loss).......................................   $(0.3)     $ 1.9      $ 4.6
                                                               =====      =====      =====
OTHER DATA:
  Adjusted EBITDA(1)........................................   $ 5.0      $10.1      $23.3
  Net cash flow from operating activities...................    (1.0)       4.9        4.2
  Depreciation and amortization.............................     1.3        1.4        1.4
  Capital expenditures......................................     0.9        0.9        1.0

BALANCE SHEET DATA:
  Cash and cash equivalents.................................   $ 0.7      $ 1.2      $ 1.8
  Working capital...........................................     3.8        4.7        6.2
  Total assets..............................................    14.5       19.9       18.5
  Total debt(5).............................................     1.9        2.1        1.6
  Stockholders' equity......................................     4.2        6.1        9.0

------------------------

(1) "EBITDA", as provided for herein, represents earnings from continuing operations before net interest expense, income taxes and depreciation and amortization expense and excludes equity in earnings of joint ventures and minority interests. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles in the United States of America. EBITDA is included as it is a basis upon which we assess our financial performance, and certain covenants in our borrowing arrangements are tied to similar measures. "Adjusted EBITDA" excludes the effects of certain items on our historical EBITDA that are not expected to recur in our ongoing activities. Adjusted EBITDA is presented to provide additional information with respect to our ability to meet future debt service, capital expenditures and working capital requirements, but is not necessarily a measure of our ability to fund our cash needs. EBITDA and Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of our profitability or liquidity. EBITDA and Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

    The components of EBITDA and Adjusted EBITDA are set forth below for the periods indicated.

                                                                          YEAR END DECEMBER 31,
                                                           ----------------------------------------------------
                                                             1996       1997       1998       1999       2000
                                                           --------   --------   --------   --------   --------
                                                                          (DOLLARS IN MILLIONS)
GREAT LAKES DREDGE & DOCK CORPORATION
Operating income.........................................   $10.8      $11.0      $ 8.3      $35.6      $35.1
Depreciation and amortization............................    13.9       13.6       13.9       12.0       12.7
                                                            -----      -----      -----      -----      -----
EBITDA...................................................    24.7       24.6       22.2       47.6       47.8
Management fees paid to former stockholder(a)............     0.5        0.5        0.3
Legal and other expenses related to the Chicago flood
  litigation(b)..........................................     0.6        1.8
Disposed operations(c)...................................     1.5        1.9        0.9
Other corporate charges(d)...............................    (1.1)
Equity incentive plan and other compensation
  expenses(e)............................................                           8.2
Recapitalization related expenses(f).....................                           9.5
                                                            -----      -----      -----      -----      -----
Adjusted EBITDA..........................................   $26.2      $28.8      $41.1      $47.6      $47.8
                                                            =====      =====      =====      =====      =====

                                                                  YEAR END DECEMBER 31,
                                                              ------------------------------
                                                              1998(6)      1999       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
NORTH AMERICAN SITE DEVELOPERS, INC.
Operating income (loss).....................................   $(0.4)     $ 2.1      $ 4.5
Depreciation and amortization...............................     1.3        1.4        1.4
                                                               -----      -----      -----
EBITDA......................................................     0.9        3.5        5.9
Bonuses(g)..................................................     4.1        6.6       17.4
                                                               -----      -----      -----
Adjusted EBITDA.............................................   $ 5.0      $10.1      $23.3
                                                               =====      =====      =====

------------------------

    (a) MANAGEMENT FEES PAID TO FORMER STOCKHOLDER. During the periods presented, we paid a management fee to a former stockholder. In 1998, we effected a recapitalization of the Company and have not paid such a fee as of that date.

    (b) LEGAL AND OTHER EXPENSES RELATED TO THE CHICAGO FLOOD LITIGATION. In 1992, an underwater utility tunnel located beneath the Chicago Loop failed adjacent to a construction site completed by us in the fall of 1991. The failure resulted in a flooding of the tunnel and building basements served by the tunnel. Numerous suits were filed against us for claims of flood damage and losses due to business interruption. We incurred substantial legal expenses along with other expenses as a result of the Chicago flood litigation. During 1997, all remaining claims were settled relating to the Chicago flood litigation.

    (c) DISPOSED OPERATIONS. In 1996, we sold a marine construction business. The adjustments reflect the elimination of the impact on EBITDA attributable to the disposal of this business.

    (d) OTHER CORPORATE CHARGES. In 1996, we offered a voluntary early retirement program and incurred a charge of $0.6 million relating thereto. Additionally, in that year we terminated our defined benefit pension plan and recognized a net gain of $1.7 million.

    (e) EQUITY INCENTIVE PLAN AND OTHER COMPENSATION EXPENSES. In 1998, options granted in a prior year were exercised. A portion of these shares was then sold to Vectura in connection with a recapitalization resulting in $5.2 million in non-cash compensation expense. Additionally, we approved and paid bonuses of $3.0 million to certain members of our management.

    (f) RECAPITALIZATION RELATED EXPENSES. In 1998, pursuant to the terms of an agreement for recapitalization, we paid fees and expenses of $3.6 million and bonuses to certain members of management of $5.9 million.

    (g) BONUSES. In 1998, 1999 and 2000, NASDI paid discretionary bonuses to all stockholders, including bonuses to management stockholders in excess of amounts required under their employment agreements then in effect. We do not intend to pay such discretionary bonuses subsequent to the purchase of NASDI.

(2) Effective January 1, 1999, we made changes in the estimated useful lives of certain dredging equipment to better reflect the remaining period over which we anticipate utilizing this equipment with normal repairs and maintenance. Thus, depreciation for 1999 and 2000 is approximately $2.9 million less than it would have been using the previous lives.

(3) Represents amount expended for maintenance included in costs of contract revenues.

(4) Capital expenditures in 1998 included $19.3 million for certain dredging assets acquired from a competitor and construction related to a new backhoe dredge. We subsequently financed these acquisitions through sale-leaseback arrangements.

(5) Total debt includes long-term debt and the current maturities of long-term debt and excludes contingent obligations.

(6) Amounts presented for 1998 are for the eleven-months ended December 31, 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS DOCUMENT, PARTICULARLY IN "RISK FACTORS." SEE "RISK FACTORS." THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH GREAT LAKES' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND THE HISTORICAL FINANCIAL STATEMENTS OF NASDI AND RELATED NOTES THERETO WHICH APPEAR ELSEWHERE IN THIS DOCUMENT.

GREAT LAKES DREDGE & DOCK CORPORATION

GENERAL

    We are the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: Capital, Maintenance and Beach Nourishment, and we have experienced a combined bid market share in the U.S. of 37% in 2000 in these areas. In addition, we have continued our role as the only U.S. dredging contractor with significant international operations, which represented an average of 17% of our contract revenues over the past three years.

    Most dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

    We recognize contract revenues under the percentage-of-completion method, based on our engineering estimates of the physical percentage completed of each project. Costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each project. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical quantities completed and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Significant expenditures incurred incidental to major contracts are deferred and recognized as costs of contracts based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

    The components of costs of contract revenues are labor, equipment, subcontracts, rentals, lease expense, other assets employed (including depreciation, insurance, fuel, maintenance and supplies) and project overhead. The hourly labor generally is hired on a per project basis and laid-off upon the completion of the project. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

    Generally, capital projects have the lowest costs of contract revenues as a percent of contract revenues and beach nourishment projects have the highest.

    Our cost structure includes significant fixed costs, averaging approximately 20% to 22% of total costs of contract revenues. We can have significant fluctuations in equipment utilization throughout the year. Accordingly, for interim reporting, we prepay or accrue fixed equipment costs and amortize the expenses in proportion to revenues recognized over the year to better match revenues and expenses. Costs of contract revenues also includes the net gain or loss on dispositions of property and equipment.

    We conduct certain hopper dredging activities, primarily maintenance and beach nourishment projects through the operation of NATCO Limited Partnership ("NATCO") and North American Trailing Company. Minority interests reflect Ballast Nedam Group N.V.'s respective 25% and 20% interest in NATCO and North American.

RESULTS OF OPERATIONS--QUARTERLY BASIS

    The following table sets forth the components of net income and EBITDA (as defined) on a quarterly basis for the years ended December 31, 1999 and 2000.

                                                                           QUARTER ENDED
                                                             -----------------------------------------
                                                             MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                             --------   --------   --------   --------
                                                                       (DOLLARS IN MILLIONS)
1999
Contract revenues..........................................   $ 72.3     $ 78.0     $ 76.0     $ 76.0
Costs of contract revenues.................................    (59.1)     (63.9)     (60.7)     (61.1)
                                                              ------     ------     ------     ------
  Gross profit.............................................     13.2       14.1       15.3       14.9
General and administrative expenses........................     (4.9)      (4.8)      (5.2)      (7.0)
                                                              ------     ------     ------     ------
  Operating income.........................................      8.3        9.3       10.1        7.9
Interest expense, net......................................     (4.4)      (4.6)      (4.6)      (4.5)
Equity in (loss) earnings of joint ventures................     (0.3)        --        0.1        0.4
                                                              ------     ------     ------     ------
  Income before income taxes and minority interests........      3.6        4.7        5.6        3.8
Provision for income taxes.................................     (1.6)      (2.5)      (2.4)      (2.0)
Minority interests.........................................      0.2        0.4       (0.4)       0.3
                                                              ------     ------     ------     ------
  Net income...............................................   $  2.2     $  2.6     $  2.8     $  2.1
                                                              ======     ======     ======     ======
  EBITDA...................................................   $ 11.2     $ 12.2     $ 13.0     $ 11.2
                                                              ======     ======     ======     ======

                                                                           QUARTER ENDED
                                                             -----------------------------------------
                                                             MARCH 31   JUNE 30    SEPT. 30   DEC. 31
                                                             --------   --------   --------   --------
                                                                       (DOLLARS IN MILLIONS)
2000
Contract revenues..........................................   $ 88.9     $ 85.5     $ 81.1     $ 83.6
Costs of contract revenues.................................    (72.9)     (73.4)     (70.1)     (65.3)
                                                              ------     ------     ------     ------
  Gross profit.............................................     16.0       12.1       11.0       18.3
General and administrative expenses........................     (5.3)      (5.2)      (5.2)      (6.5)
                                                              ------     ------     ------     ------
  Operating income.........................................     10.7        6.9        5.8       11.8
Interest expense, net......................................     (4.5)      (4.7)      (4.9)      (4.6)
Equity in (loss) earnings of joint ventures................     (0.2)        --        0.1       (0.7)
                                                              ------     ------     ------     ------
  Income before income taxes and minority interests........      6.0        2.2        1.0        6.5
Provision for income taxes.................................     (2.7)      (1.0)      (0.6)      (3.1)
Minority interests.........................................     (0.7)        --        0.5       (0.8)
                                                              ------     ------     ------     ------
  Net income...............................................   $  2.6     $  1.2     $  0.9     $  2.6
                                                              ======     ======     ======     ======
  EBITDA...................................................   $ 13.7     $ 10.1     $  9.1     $ 14.9
                                                              ======     ======     ======     ======

RESULTS OF OPERATIONS--FISCAL YEARS

    The following table sets forth the components of net income and EBITDA (as defined) as a percentage of contract revenues for the years ended December 31:

                                                                1998       1999       2000
                                                              --------   --------   --------
Contract revenues...........................................    100.0%     100.0%     100.0%
Costs of contract revenues..................................    (83.2)     (81.0)     (83.1)
                                                               ------     ------     ------
  Gross profit..............................................     16.8       19.0       16.9
General and administrative expense..........................     (7.8)      (7.2)      (6.6)
Equity incentive plan and other compensation expenses.......     (2.8)        --         --
Recapitalization related expenses...........................     (3.3)        --         --
                                                               ------     ------     ------
  Operating income..........................................      2.9       11.8       10.3
Interest expense, net.......................................     (3.4)      (6.0)      (5.5)
Equity in (loss) earnings of joint ventures.................      0.4         --       (0.2)
                                                               ------     ------     ------
  Income (loss) before income taxes, minority interests, and
    extraordinary item......................................     (0.1)       5.8        4.6
Provision for income taxes..................................     (0.2)      (2.8)      (2.2)
Minority interests..........................................     (1.0)       0.2       (0.3)
                                                               ------     ------     ------
  Income (loss) from continuing operations before
    extraordinary item......................................     (1.3)       3.2        2.1
Extraordinary item, net of applicable income tax benefit....     (0.3)        --         --
                                                               ------     ------     ------
  Net income (loss).........................................     (1.6)%      3.2%       2.1%
                                                               ======     ======     ======
EBITDA (as defined).........................................      7.7%      15.7%      14.1%
                                                               ======     ======     ======
Adjusted EBITDA(1)..........................................     13.8%      15.7%      14.1%
                                                               ======     ======     ======

------------------------

(1) EBITDA for 1998 has been adjusted for equity incentive plan and other compensation expenses and recapitalization related expenses.

COMPONENTS OF CONTRACT REVENUES AND BACKLOG

    The following table sets forth, by type of work, the Company's contract revenues for the years ended and backlog as of December 31:

                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS)
REVENUES
Capital--U.S................................................   $ 88.6     $152.9     $161.3
Beach nourishment...........................................     81.0       40.5       33.2
Maintenance.................................................     62.0       78.2       72.8
Capital--foreign............................................     57.6       30.7       71.8
                                                               ------     ------     ------
                                                               $289.2     $302.3     $339.1
                                                               ======     ======     ======
BACKLOG
Capital--U.S................................................   $149.0     $136.1     $100.2
Beach nourishment...........................................     19.3        8.3       31.1
Maintenance.................................................     33.0       22.6        4.4
Capital--foreign............................................     33.9      100.1       62.6
                                                               ------     ------     ------
                                                               $235.2     $267.1     $198.3
                                                               ======     ======     ======

    The Company's overall growth in 2000 revenues is the result of increased U.S. and foreign capital work, relating to the Deep Port projects and specific international projects in Ghana and India.

    Domestic capital dredging project revenues increased $8.4 million or 5.5% in 2000, when compared to 1999 revenues. Capital projects include large port deepenings and other infrastructure projects. Due to the significant volume of capital projects announced and bid in 1999 and 2000, the Company has allocated more of its resources to these higher margin projects.

    In 2000, contract revenues from capital projects included $19.5 million generated from a large project in Los Angeles, which began work in 1997, and $26.9 million for the Houston Deep Port project, which was awarded in 1998. Jobs awarded in 1999 related to Deep Port work in San Juan, Charleston, and New York generated 2000 contract revenues of $18.8 million, $16.4 million, and $10.7 million, respectively. Additionally, two Deep Port projects in Wilmington, which were awarded in the third quarter of 2000, contributed $11.8 million to 2000 contract revenues.

    Beach nourishment projects include rebuilding of shoreline areas which have been damaged by storm activity or ongoing erosion. In 2000, revenues from beach projects decreased $7.3 million or 18.0%, compared to 1999. This decrease continued to be primarily a result of the deferral of some key projects by customers, so that fewer projects were let for bid than in prior years. Despite the overall decline, the bid market for beach work improved dramatically in the third and fourth quarters of 2000 when $70 million of new projects were bid. The Company expects to see additional growth in beach nourishment projects over the next few years due to growing awareness of the importance of the tourism revenue to the local economies. Several projects contributed to 2000's beach revenues, including beach nourishment projects in Brevard, Florida; Tybee Island, Georgia; and Egg Harbor/Peck Beach, New Jersey, which contributed revenues of $11.4 million, $6.5 million, and $7.3 million, respectively.

    Maintenance projects include routine dredging of ports, rivers and channels to remove the regular build up of sediment. Revenues from maintenance projects for the year ended December 31, 2000 decreased $5.4 million or 6.9%, over 1999. The 2000 maintenance market saw a decline over prior years due to lower than typical precipitation levels in the Midwest, which affects the Mississippi River schoaling and dredging from St. Louis south to the Gulf. Significant maintenance revenues in 2000 were related to projects in Morehead/Wilmington, North Carolina; South Pass, Louisiana; and Mississippi/Memphis river rentals, which generated revenues of $6.9 million, $10.0 million, and $11.6 million, respectively.

    Revenues of the Company's NATCO hopper dredging subsidiary for 2000 approximated 1999 levels; however, margins improved by $1.0 million, or 9.5% due to receipt of claim revenue on the Long Beach project, which was substantially performed in 1999 and 2000. This project had experienced performance problems in its early stages since NATCO encountered more compacted material than was included in the specifications provided by the Corps. The Company expects NATCO's utilization in 2001 to be comparable to levels experienced in 2000. However, the hopper market is expected to continue to be highly competitive, with pricing being impacted by increased restrictions imposed by environmental windows coupled with the decline in emergency dredging opportunities on the Mississippi.

    Revenues from foreign operations in 2000 increased $41.1 million or 133.8% compared to 1999. Key foreign projects which contributed to 2000 revenues included the Company's joint venture project in Egypt, which began in the first quarter of 1999 and was completed in mid-2000, a project in Dabhol, India which began in the third quarter of 1999 and will continue into 2001, and a long-term project in Ghana, West Africa which began in the first quarter of 2000 and is expected to be completed in 2003. These projects contributed revenue of $10.2 million, $22.7 million, and $29.0 million, respectively, during 2000.

BACKLOG

    Our contract backlog represents management's estimate of the revenues which will be realized under the portion of the contracts remaining to be performed based upon current estimates. Such estimates are subject to fluctuations based upon the amount of material actually dredged as well as factors affecting the time required to complete the job. In addition, because a substantial portion of our backlog relates to government contracts, our backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation. Consequently, backlog is not necessarily indicative of future results. Our backlog includes only those projects for which the customer has provided an executed contract.

    Backlog at December 31, 2000 of $198.3 million, while still strong from a historical perspective, declined 25.8% from our record year-end backlog level of $267.1 million at December 31, 1999. This decline in backlog reflects the overall dynamics of the 2000 bid market, which was characterized by an uneven flow of bidding opportunities. During the first, second and fourth quarters of fiscal 2000, the dredging industry experienced intensely competitive bidding due to a reduced number of projects bid. As a result, several projects let for bid during these quarters were won by our competitors at prices that were lower than we considered acceptable. During the third quarter, the number of projects let for bid comprised more than 50% of the total bids for 2000. We won 62% of this work at more favorable pricing.

    The largest portion of our backlog continues to be capital work. The Deep Port and foreign markets have continued to provide numerous and attractive project opportunities, which is expected to continue into 2001, as a result of updates to the WRDA legislation approving and authorizing additional Deep Port work and the expected commencement of certain significant foreign projects, particularly in the Middle East. At December 31, 2000, the Company had been low bidder on additional work valued at $32.5 million which was still pending award, and therefore excluded from backlog.

    Additional significant revenues in backlog at December 31, 2000 relate to two capital projects in Wilmington for $54.0 million, and capital projects in San Juan, Puerto Rico for $13.9 million, in Baltimore for $16.0 million, and in Ghana for $52.6 million. The increase in backlog from beach nourishment work reflects revenues from bids won in the third and fourth quarters of 2000, including projects in Sunny Isles, Florida for $14.4 million, Brevard, Florida for $7.1 million and Patrick Air Force Base, Florida for $4.0 million.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    CONTRACT REVENUES. Contract revenues increased $36.8 million or 12.2% from $302.3 million in 1999 to $339.1 million in 2000. The increase in 2000 is due primarily to a higher level of foreign project activity in 2000, which offset slight declines in revenues from beach nourishment and maintenance projects.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$36.9 million or 15.1%, from $244.8 million in 1999 to $281.7 million in 2000. Costs of contract revenues as a percentage of contract revenues was 83.1% in 2000 and 81.0% in 1999. The increase in costs of contract revenues as a percentage of revenues in 2000 was attributable to a higher mix of lower margin foreign projects, as well as certain domestic projects which operated below margin levels experienced in recent years due to competitive pricing pressures experienced in the first half of the year.

    GROSS PROFIT. Gross profit remained level at $57.4 million and $57.5 million in 2000 and 1999, respectively, due to the impact of the increase in foreign work and certain capital projects on costs of contract revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $22.3 million and $21.9 million in 2000 and 1999, respectively. As a percent of sales, general and administrative expenses remained relatively consistent as 6.6% of sales in 2000 compared to 7.2% in 1999.

    OPERATING INCOME. Operating income was $35.1 million in 2000, compared to $35.6 million in 1999. Operating income declined as a percent of revenues, due to the reasons stated above.

    EBITDA. EBITDA increased only $0.2 million, to $47.8 million for the year ended December 31, 2000 from $47.6 million for the year ended December 31, 1999. Although revenues increased 12.2% in 2000, EBITDA as a percentage of revenue declined due to the higher mix of lower margin foreign work, as well as the impact of certain domestic projects, which operated below margin levels experienced in recent years due to competitive pricing pressures encountered in the first half of the year.

    INTEREST EXPENSE, NET. Net interest expense increased $0.5 million or 3.1%, from $18.1 million in 1999 to $18.6 million in 2000. The increase was due to a combination of higher working capital investment on the foreign projects and an increase in the borrowing rates on variable rate debt.

    EQUITY IN (LOSS) EARNINGS OF JOINT VENTURES. Equity in (losses) earnings of joint ventures declined $1.0 million from earnings of $0.2 million in 1999 to a loss $0.8 million in 2000. In 2000, Amboy recorded additional costs related to its efforts to obtain new permits and incurred expenses resulting from an unfavorable outcome on certain litigation.

    INCOME TAX EXPENSE. Income taxes decreased $1.1 million, to $7.4 million in 2000 from $8.5 million in 1999. The decrease was a result of decreased taxable earnings in 2000.

    MINORITY INTERESTS. Income attributable to minority interests increased the Company's allocation to minority interests to $1.0 million in 2000 from a credit from minority interests of $0.5 million in 1999. The 2000 expense was due to higher earnings from the NATCO hopper dredging operations in 2000 compared to losses incurred in 1999.

    NET INCOME. Net income decreased $2.4 million, to $7.3 million in 2000 from $9.7 million in 1999. The 2000 net income reflects the lower margins on the increased foreign work as well as the reduced margins obtained on certain domestic projects which were bid at lower margins due to the competitive bid market in 2000.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998.

    CONTRACT REVENUES. Contract revenues increased $13.1 million or 4.5% from $289.2 million in 1998 to $302.3 million in 1999. The increase in 1999 is due primarily to the increased volume of higher margin capital dredging projects which offset a decline in revenues from beach nourishment and foreign projects.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$4.2 million or 1.8%, from $240.6 million in 1998 to $244.8 million in 1999. Costs of contract revenues as a percentage of contract revenues was 81.0% in 1999 and 83.2% in 1998. The improvement in costs of contract revenues as a percentage of revenues in 1999 is primarily attributable to the project mix. Throughout 1999, there were more higher margin capital dredging projects and fewer lower margin beach nourishment and foreign projects.

    GROSS PROFIT. Gross profit increased $8.8 million or 18.2%, from $48.6 million in 1998 to $57.5 million in 1999. The improvement in 1999 was attributable to the increased volume of higher margin capital dredging work.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses remained relatively consistent as 7.2% of sales in 1999 compared to 7.8% in 1998.

    OPERATING INCOME. Operating income was $35.6 million in 1999, an increase of $9.6 million compared to 1998 (excluding nonrecurring recapitalization and equity incentive plan and other compensation expenses totaling $17.7 million related to the recapitalization of the Company in August 1998). The 1999 increase in operating income was primarily a result of the increased volume of higher margin capital dredging work.

    EBITDA. EBITDA increased $7.7 million or 19.2%, to $47.6 million for the year ended December 31, 1999 from $39.9 million (excluding recapitalization and equity incentive plan and other compensation expenses) for the year ended December 31, 1998. The increase was due to the increased volume of higher margin work in 1999.

    INTEREST EXPENSE, NET. Net interest expense increased $8.2 million or 83.5%, from $9.9 million in 1998 to $18.1 million in 1999. The increase was related to interest on the additional debt incurred in connection with the Company's recapitalization effected in August 1998.

    EQUITY IN EARNINGS OF JOINT VENTURES. Equity in earnings of joint ventures declined $1.0 million or 85.0%, from $1.2 million in 1998 to $0.2 million in 1999. The decrease was due to the continued reduction in demand for Amboy Aggregate's products, combined with commencement of the maintenance phase of the Riovia S.A. project. The maintenance phase is anticipated to have lower revenues and margins than the capital phase, which was substantially complete at the end of 1998. Further, at October 1, 1999, we began accounting for our investment in Riovia S.A. using the cost method. Equity earnings for Riovia S.A. in 1999 were insignificant.

    INCOME TAX EXPENSE. Income taxes increased $7.8 million, to $8.5 million in 1999 from $0.7 million in 1998. The increase is a result of taxable earnings in 1999 of approximately $17.7 million compared to a loss in 1998 of $0.4 million which resulted from the inclusion of significant nonrecurring expenses related to our recapitalization.

    MINORITY INTERESTS. Income attributable to minority interests declined to a loss of $0.5 million in 1999 from income of $2.7 million in 1998. The decrease was due to lower earnings from the NATCO hopper dredging operations in 1999 compared to 1998.

    NET INCOME (LOSS). Net income increased $14.4 million, to $9.7 million in 1999 from a loss of $4.7 million in 1998. The 1999 net income reflects the improved operating earnings resulting from the favorable project mix, while the 1998 losses reflect the additional nonrecurring expenses related to our recapitalization in 1998.

SEASONALITY

    Prior to the last three years, we have historically realized lower contract revenues and earnings in the first and fourth quarters of each year. This trend was due to a number of factors including variation in weather conditions and government funding cycles, which affected the timing and execution of projects. We have seen the trend of this historical seasonality diminish over the past three years, with the increase in Deep Port work and the impact of environmental windows, which require that certain work be performed in winter months to protect wildlife habitats. We have been able to respond to these changing market factors since we have the flexibility to move our equipment around, as weather conditions and environmental restrictions dictate. However, in the future, seasonality may become more of a factor if the project mix changes and we may not be able to be as flexible in utilizing our equipment.

INFLATION

    We do not believe that inflation has had a material impact on our operations in the years ended December 31, 2000, 1999 and 1998.

NORTH AMERICAN SITE DEVELOPERS, INC.

GENERAL

    NASDI, founded in 1976, is one of the three largest providers of commercial and industrial demolition services in the United States according to the ENGINEERING NEWS RECORD (based on 1999 revenues). Nationally, the demolition and related services industry is comprised mostly of small, regional companies. NASDI's customers include general contractors who subcontract demolition services, corporations that commission projects, non-profit institutions such as universities and hospitals, and local government and municipal agencies. NASDI has established a network of local contacts with developers and prime contractors that act as referral sources and frequently enable NASDI to procure jobs on a sole-source basis. NASDI maintains a strong reputation and is one of the few firms with the capability to execute large projects. For these reasons, if it is not the lowest bidder on a contract, NASDI may still be awarded a project based on its qualifications.

    NASDI's core business is exterior and interior demolition. Exterior demolition involves the complete dismantling and demolition of structures and foundations. Interior demolition involves removing specific structures within a building. NASDI owns and maintains a multitude of specialized demolition and material handling equipment to enable it to perform a comprehensive array of services. Other business activities include site development and asbestos and other hazardous material removal. NASDI contracts hazardous material removal to insured subcontractors and does not take possession of hazardous materials, which remain the property of the site owner.

    CONTRACT REVENUES

    Contract revenues will typically include some or all of the following activities: demolition, asbestos or other hazardous substance and material removal and site development. Due to their complexity and requirement for specialized equipment and services, larger CID projects typically generate higher contract margins. A majority of NASDI's projects are negotiated as fixed price contracts whereby NASDI provides a contract estimate to a potential customer for the total cost of the project. Other contracts are obtained through the competitive bidding process on terms specified by the party inviting the bid. In all cases, the nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price charged by NASDI. Additionally, NASDI generates a significant amount of revenue from change orders, particularly on larger projects, which are negotiated with the customer. These change orders are typically executed after the project has commenced and often command higher margins than the underlying base contract. NASDI may also receive incentive payments such as bonuses for early completion of a project.

    Contract revenues are generally recognized on a percentage of completion basis. Contracts generally provide for monthly invoicing, retainage ranging from 5% to 10% of the invoiced amount and 30 day payment terms. Additionally, certain larger projects may include terms for an advanced payment from the customer. Provisions for contract losses are made in the periods in which such losses are determined; however, claims for additional compensation due NASDI are not recognized in contract revenues until such claims are settled.

    COSTS OF CONTRACT REVENUES

    The largest component of NASDI's costs of contract revenues is its payments to subcontractors, which NASDI makes on a percentage of completion method. NASDI's costs of contract revenues also include depreciation and amortization related to demolition equipment, direct labor (salaries and wages to hourly workers), material, cost of rental equipment used, other direct costs and allocated overhead. The hourly labor generally is hired on a project basis and is laid-off upon the completion of the contract. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized.

    GENERAL AND ADMINISTRATIVE EXPENSES

    NASDI's general and administrative costs include back office and administrative expenses such as payroll, human resources, accounting, information technology and marketing.

    BONUSES

    Bonuses primarily represent amounts paid to NASDI stockholders. In addition to amounts paid to management stockholders pursuant to their existing employment agreements, discretionary bonuses were paid to all NASDI stockholders based on the results of operations.

    OTHER INCOME, NET

    Other income consists of dividend and interest income generated by NASDI's investments in marketable securities, net of interest expense related to NASDI's equipment financing arrangements and other borrowing facilities.

    ADJUSTED EBITDA

    Adjusted EBITDA is defined as operating income (loss) plus depreciation and amortization plus bonuses paid to management and investor stockholders which were in excess of amounts required under their employment agreements then in effect.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods presented, certain information relating to NASDI's historical operations expressed as percentages of contract revenues for the period:

                                                                        YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                    1998          1999          2000
                                                                  --------      --------      --------
Contract revenues...........................................       100.0 %       100.0 %       100.0 %
Costs of contract revenues..................................       (80.9)        (75.4)        (63.8)
                                                                   -----         -----         -----
Gross profit................................................        19.1          24.6          36.2

General and administrative expenses.........................        (5.0)         (3.3)         (2.5)
Bonuses.....................................................       (15.4)        (16.7)        (27.5)
                                                                   -----         -----         -----
Operating income (loss).....................................        (1.3)          4.6           6.2

Other income, net...........................................         0.3            --           0.6
Provision for state taxes...................................          --          (0.4)         (0.4)
                                                                   -----         -----         -----
Net income (loss)...........................................        (1.0)%         4.2 %         6.4 %
                                                                   =====         =====         =====
Adjusted EBITDA(1)..........................................        16.5 %        22.2 %        32.1 %

------------------------
(1) Adjusted EBITDA in 1998, 1999 and 2000 reflects EBITDA (as defined) adjusted for discretionary bonuses paid to all stockholders, including bonuses to management stockholders in excess of amounts required under their employment agreements then in effect. We do not intend to pay such discretionary bonuses subsequent to the purchase of NASDI.

BACKLOG

    NASDI's backlog represents management's estimate of the revenues which will be realized under contracts remaining to be performed based upon current estimates of the resources and time necessary to complete the projects. However, such estimates are necessarily subject to fluctuations based upon the actual resources and time required to complete each job. Consequently, backlog is not necessarily indicative of future revenues. NASDI's backlog includes only those projects for which the customer has provided an executed contract.

    Backlog at December 31, 2000 of $23.3 million represents the work remaining on contracts in progress. The actual revenue generated by NASDI's contracts often increases from initial contract prices due to change orders.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999.

    CONTRACT REVENUES. Contract revenues increased $27.1 million or 59.6% from $45.5 million for the year ended December 31, 1999 to $72.6 million for the year ended December 31, 2000. Revenues increased in 2000 in part due to several large new CID projects which were awarded and commenced in 2000. In addition, two existing contracts generated a total of $21.0 million more in revenue in 2000 than in 1999, due primarily to revenue generated from change orders. These two projects were completed in 2000.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$12.0 million or 35.0% from $34.3 million for the year ended December 31, 1999 to $46.3 million for the year ended December 31, 2000. Costs of contract revenues as a percentage of contract revenues was 75.4% in 1999 and 63.8% in 2000. The decrease in cost as a percentage of revenues in 2000 is primarily related to change orders on two large projects, which were negotiated and completed in 2000.

    GROSS PROFIT. Gross profit increased $15.1 million or 134.8% from $11.2 million for the year ended December 31, 1999 to $26.3 million for the year ended December 31, 2000. The increase is due to the reasons stated above.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased $0.3 million or 20.0% from $1.5 million for the year ended
December 31, 1999 to $1.8 million for the year ended December 31, 2000. The change is related to the increase in 2000 contract activity.

    BONUSES. Bonuses increased $12.4 million from $7.6 million for the year ended December 31, 1999 to $20.0 million for the year ended December 31, 2000. The change is related to the increase in earnings.

    OPERATING INCOME. Operating income increased $2.4 million or 114.3% from $2.1 million for the year ended December 31, 1999 to $4.5 million for the year ended December 31, 2000, due to the reasons discussed above.

    NET INCOME. Net income increased $2.7 million or 142.1% from $1.9 million for the year ended December 31, 1999 to $4.6 million for the year ended December 31, 2000, due to the reasons discussed above.

    ADJUSTED EBITDA. Adjusted EBITDA increased $13.2 million or 130.7% from $10.1 million for the year ended December 31, 1999 to $23.3 million for the year ended December 31, 2000, due to the reasons stated above.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO ELEVEN MONTHS ENDED DECEMBER 31, 1998 (YEAR ENDED 1998).

    CONTRACT REVENUES. Contract revenues increased $15.2 million or 50.2% from $30.3 million for the year ended December 31, 1998 to $45.5 million for the year ended December 31, 1999. The increase is primarily related to two large industrial demolition contracts, which were awarded and commenced in 1999 and contributed approximately $14.1 million in contract revenue.

    COSTS OF CONTRACT REVENUES.  Costs of contract revenues increased
$9.8 million or 40.0% from $24.5 million for the year ended December 31, 1998 to $34.3 million for the year ended December 31, 1999. Costs of contract revenues as a percentage of contract revenues was 80.9% in 1998 and 75.4% in 1999. The decrease in costs as a percentage of revenues in 1999 is related to the award and commencement of two large industrial demolition contracts, which were performed at higher margins than typical smaller contracts.

    GROSS PROFIT. Gross profit increased $5.4 million or 93.1% from $5.8 million for the year ended December 31, 1998 to $11.2 million for the year ended December 31, 1999, due to the reasons stated above.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses remained consistent at $1.5 million for the respective years.

    BONUSES. Bonuses increased $3.0 million from $4.6 million for the year ended December 31, 1998 to $7.6 million for the year ended December 31, 1999. The change is related to the increase in 1999 earnings.

    OPERATING INCOME (LOSS). Operating income (loss) increased $2.5 million, from a loss of $0.4 million for the year ended December 31, 1998 to income of $2.1 million for the year ended December 31, 1999, due to the reasons discussed above.

    NET INCOME (LOSS). Net income increased $2.2 million from a net loss of $(0.3) million for the year ended December 31, 1998 to $1.9 million for the year ended December 31, 1999. The increase in net income is due to the reasons stated above.

    ADJUSTED EBITDA. Adjusted EBITDA increased $5.1 million or 102.0% from $5.0 million for the year ended December 31, 1998 to $10.1 million for the year ended December 31, 1999. The increase in Adjusted EBITDA is attributed to the reasons discussed above.

SEASONALITY

    We do not believe that seasonality has had a material impact on NASDI's operations in the eleven months ended December 31, 1998 and in the years ended December 31, 1999 and December 31, 2000.

INFLATION

    We do not believe that inflation has had a material impact on NASDI's operations in the eleven months ended December 31, 1998 and in the years ended December 31, 1999 and December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

GREAT LAKES DREDGE & DOCK CORPORATION

    CASH FLOWS. Our primary sources of liquidity are cash flows from operations and borrowings under the revolving line of credit provided by the Credit Agreement. Our primary uses of cash are funding working capital, capital expenditures and debt service.

    Our net cash flows from operating activities for the years ended
December 31, 2000, 1999 and 1998 were $17.5 million, $25.3 million and
$20.2 million, respectively. The decrease in cash flows from operating activities in 2000 compared to 1999 was due to additional working capital requirements for certain foreign projects, as well as the normal fluctuations in working capital requirements inherent in our operations. The increase in cash flows from operating activities in 1999 compared to 1998 was due to favorable contract operations in 1999 over 1998 and a decrease in working capital resulting primarily from normal fluctuations in working capital requirements, along with an increase in billings received in advance of revenue recognition on our Ghana project.

    Our net cash flows used in investing activities for the years ended
December 31, 2000, 1999 and 1998, were $13.7 million, $12.8 million, and
$10.6 million, respectively. Uses in 2000 and 1999 relate primarily to capital expenditures; however, 1999 also included $3.6 million in distributions from joint ventures, which was offset by $1.7 million paid out as distributions to minority interests. In 1999, there was an increase in capital additions of $6.0 million compared to the net capital additions in 1998. Capital expenditures in 1998 included $13.6 million for two hydraulic dredges and certain support vessels acquired from a competitor. In December 1998, we entered into a sale lease-back transaction for this equipment and received proceeds of $14.5 million. Additionally, in 1998, we contracted to build a new backhoe dredge to cost approximately $18.0 million. Capital expenditures in 1998 included $5.7 million in costs related to the construction of this dredge. In October 1998, we sold the $5.7 million in related construction in progress and entered into a construction agency agreement to complete the backhoe and a long term operating lease to operate the dredge upon completion.

    Our net cash flows used in financing activities for the years ended
December 31, 2000, 1999 and 1998, were $4.2 million, $11.7 million, and
$10.6 million, respectively. The 2000 use of cash related to the scheduled payments of our term senior debt, offset by net borrowings on our revolver arrangement. The 1999 use of cash related primary to payments on the term loan portion of the Credit Agreement, which was amended in October 1999 to allow for prepayment of a portion of the term loan and increased capacity under the revolving loan. The use of cash related to financing activities in 1998 is explained by the recapitalization effected in August of 1998, which extinguished the debt under the former credit agreement and redeemed the stock of the majority stockholders with the proceeds from the new credit agreement, issuance of senior subordinated notes and equity investments by new stockholders.

    Distributions from and contributions to both Amboy Aggregates and Riovia are subject to the unanimous consent of the partners in such joint venture. We received distributions from the joint ventures totaling $0.2 million and $3.6 million in 2000 and 1999, respectively. No distributions were received from joint ventures in 1998. In 2000, we made an additional investment in the Riovia joint venture of $0.3 million representing our share of the cost to buy out one of the joint venture partners. We recorded (losses) earnings from joint ventures of $(0.8) million, $0.2 million and $1.2 million in 2000, 1999, and 1998, respectively. In the first half of 1999, we made distributions to minority interests of $1.7 million, related to 1998 earnings; such distributions were made during the fourth quarter of 1997 for 1997 earnings and no distributions have been made for 1999 or 2000 earnings. We recorded minority interest income (expense), attributable to subsidiary results, of $(1.0) million, $0.5 million, and $(2.7) million in 2000, 1999, and 1998, respectively.

    We have entered into operating lease agreements for certain dredging assets and office space, which require annual lease payments through 2011. In the fourth quarter of 1999, we secured construction and long-term lease financing for a new 5,000 cubic meter hopper dredge, expected to be delivered by the end of 2001. Additionally, we expect to incur annual maintenance expenses of approximately $25 to $27 million. Amounts expended for operating leases and maintenance expenses are charged to operations on an annual basis.

    Planned capital expenditures, which primarily include support equipment and equipment upgrades, are expected to require spending of approximately $12 to $15 million annually for the foreseeable future.

    In connection with the closing of the Acquisition, we will enter into an intercompany agreement with NASDI, under which NASDI will be deemed to have borrowed from us approximately $32.0 million, which will reflect the Acquisition-related indebtedness. NASDI will be required to service this debt with its excess cash until repaid. Cash flow in excess of principal and interest payments and all cash flow after the debt is fully repaid is expected to be available for distribution to the Company and the minority interest management stockholders according to their ownership interests. We and the NASDI management stockholders will enter into a stockholders agreement relating to the ownership of NASDI capital stock. In accordance with the stockholders agreement, so long as we and the NASDI management stockholders continue to own, in the aggregate, more than 50% of NASDI, the NASDI management stockholders will have the right, during the two-month period following April 15, 2006, to require us to acquire their NASDI common stock at a price equal to the greater of (i) $2.0 million or (ii) a formula based on NASDI's financial performance. In addition, each NASDI management stockholder will have the right to require us to purchase his NASDI common stock following a termination of his employment, at a price based upon certain formulas, depending upon the reason for the termination.

    We believe cash flows from operations and available credit will be sufficient to finance operations, planned capital expenditures and debt service requirements for the foreseeable future. Our ability to fund our working capital needs, planned capital expenditures and scheduled debt payments, to refinance indebtedness and to comply with all of the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

NORTH AMERICAN SITE DEVELOPERS, INC.

    NASDI's primary source of liquidity has been cash flows from operations. NASDI's primary uses of cash have been the funding of working capital, capital expenditures and stockholder distributions.

    NASDI's net cash flows from operating activities for the years ended December 31, 2000, 1999 and 1998 were sources of $4.2 million, $4.9 million and a use of $1.0 million, respectively. The slight decrease in cash flows from operating activities in 2000 compared to 1999 is the result of normal fluctuations in working capital requirements inherent in NASDI's operations. The increase in cash flows from operating activities in 1999 compared to 1998 was due to contract operations in 1999 over 1998.

    NASDI's net cash flows from investing activities for the years ended December 31, 2000, 1999 and 1998 were nil, a use of $2.5 million and a use of $0.9 million, respectively. The change in cash flows from investing activities between the years 2000, 1999 and 1998 is primarily related to the purchase and sale of marketable securities. NASDI periodically invests excess cash generated from operating activities in marketable securities. Capital expenditures for years ended 2000, 1999 and 1998 were $1.0 million, $0.9 million and $0.9 million, respectively.

    NASDI's net cash flows from financing activities for the years ended December 31, 2000, 1999 and 1998 were uses of $3.6 million, $1.8 million and a source of $0.8 million, respectively. The change in cash flows from financing activities between years 2000 and 1999 is largely attributed to a $1.7 million increase in distributions to stockholders. The change in cash flows from financing activities between the years 1999 and 1998 is related to stockholder advances provided for working capital requirements and subsequent repayments thereof.

    NASDI has entered into operating lease agreements for certain machinery and equipment, which require annual lease payments through 2003.

    Planned capital expenditures, which primarily include machinery and equipment, are expected to require annual spending of approximately $1.0 million to $1.5 million in 2001 and 2002.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which requires that all derivative instruments be reported in the balance sheet at the fair value and established criteria for designation and effectiveness of hedge relationships. The adoption of SFAS 133 resulted in a pre-tax reduction to other comprehensive income of $1,200 ($626 after tax) related to our fuel hedge arrangements, which are designated as cash flow hedges. The losses included in accumulated other comprehensive income as of January 1, 2001 will be reclassified into earnings over the next thirteen months, the remaining term of the hedge arrangements. NASDI's adoption of SFAS 133 did not have an impact on its financial position or operating results.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which summarizes certain of the SEC staff's views in applying U.S. generally accepted accounting principles to revenue recognition in financial statements. In June 2000, the SEC issued SAB 101B, which delayed the implementation date of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. Adoption of this SAB has not had a material impact on the Company's financial statements or those of NASDI.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    A portion of our current dredging operations are conducted outside of the U.S. In 2000 and 1999, 21% and 10%, respectively, of contract revenues were attributable to overseas operations. It is our policy to hedge foreign currency exchange risk on contracts denominated in currencies other than the U.S. dollar, if available. Forward currency exchange contracts, typically with durations of less than one year, are used to minimize the impact of foreign currency fluctuations on operations. We do not purchase forward exchange contracts for trading purposes. At December 31, 2000 and 1999, we had outstanding foreign currency forward contracts with a notional value of $2.0 million and $4.3 million, respectively, designated as hedges of our foreign currency denominated tax liabilities. We expect that gains or losses on the foreign currency forward contracts should offset gains or losses on the underlying tax liability being hedged, such that the impact of a change in the exchange rate would be immaterial to our earnings.

    Our obligations under the senior credit facility expose earnings to changes in short-term interest rates since interest rates on bank debt are variable. If the variable rates on our outstanding bank debt were to increase by 10% from the rates at December 31, 2000, for the full year 2001, assuming scheduled principle payments are made, interest expense would increase $0.4 million and assuming a 38% marginal tax rate, net income would decrease $0.2 million.

    The fair value of our fixed rate debt was $114.4 million and $120.2 million at December 31, 2000 and 1999, respectively, based on quoted market prices. Assuming a 10% decrease in interest rates from the rates at December 31, 2000, the fair value of this fixed rate debt would have increased by $7.0 million.

    One of our significant operating costs is diesel fuel. During 2000 and 1999, fuel expenditures represented 5.4% and 4.6%, respectively, of dredging costs of contract revenues. We use fuel commodity forward contracts, typically with durations of less than eighteen months, to reduce the impacts of changing fuel prices on operations. We do not purchase fuel hedges for trading purposes. Based on our 2001 projected fuel consumption, a one cent change in the average annual price per gallon of fuel would impact its net income by less than $0.1 million, after the effect of fuel commodity contracts in place as of December 31, 2000. At December 31, 2000 and 1999, we had outstanding arrangements to hedge the price of a portion of its fuel purchases related to work in backlog, representing approximately 59% of its projected fuel requirements for 2001 and 2000, respectively.

                                    BUSINESS

GENERAL

    We are the largest provider of dredging services in the United States. Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of dredging work: Capital, Maintenance and Beach Nourishment, in which activities we achieved a combined U.S. bid market share of 37% in 2000. In addition, we are the only U.S. dredging contractor with significant international operations, which represented approximately 21% of our dredging contract revenues in 2000. Our fleet of 28 dredges, 31 material transportation barges, 3 drillboats, and 163 other specialized support vessels is the largest and most diverse fleet in the U.S. We believe that our fleet would have a replacement cost in excess of $750 million.

    On April 17, 2001 we agreed to acquire 80% of NASDI. According to the ENGINEERING NEWS RECORD, NASDI is one of the three largest providers of commercial and industrial demolition ("CID") services in the United States, based on 1999 revenues. We believe that the Acquisition will provide us with the following benefits:

    - STRENGTHENS AND DIVERSIFIES OUR BUSINESS. The Acquisition enables us to increase our revenues and cashflow by utilizing our core competencies in a related business segment and also diversifies our customer base. Similar to our dredging activities, NASDI's CID activities involve the removal, transportation and disposal of materials using specialized equipment, employing a unionized workforce and requiring special operating permits, licenses and skills. Many of the larger and more complex demolition projects that make up a majority of NASDI's revenue require sophisticated estimating methods and systems that are also required in our estimation of dredging projects. The Acquisition also provides us with exposure to the attractive market dynamics of the CID business. NASDI's customers are generally non-government entities for whom CID is a critical function although a small component of total project cost. NASDI is also a leader in the developing market for the demolition of aging industrial infrastructure, particularly power generation plants, to allow for the construction of new and more efficient replacements on the same site.

    - POSITIONS NASDI FOR INCREASED GROWTH. By integrating and supplementing certain of NASDI's administrative functions (such as contract cost and performance tracking, contract administration, and risk management), we can better enable the management of NASDI to focus on exploiting new business opportunities, which will further contribute to our combined revenues and earnings.

    For the year ended December 31, 2000, after giving pro forma effect to the Acquisition, we generated revenues of $411.7 million and EBITDA (as defined) of $71.5 million. In addition, as of December 31, 2000, we had a dredging contract backlog in excess of $198.0 million and a CID contract backlog in excess of $23.3 million.

DREDGING ACTIVITIES

    Over our 110-year life, we have grown to be the leader in each of our primary dredging activities in the U.S., including:

    - CAPITAL--U.S. AND FOREIGN (approximately 57% of pro forma 2000 revenues). Capital dredging projects are primarily port expansion projects, which involve the deepening of channels to allow access by larger, deeper draft ships and the providing of land fill for building additional port facilities, thereby enhancing port profitability and competitiveness. The U.S. capital market includes "Deep Port" projects authorized under the 1986 Water Resource Development Act ("WRDA"), which initially authorized the deepening of 39 ports. Subsequent WRDA bills, most recently in December 2000, have authorized additional port deepening projects and expanded previously authorized projects. We achieved a 60% cumulative bid market share of Deep Port projects over the past five years. Our bid market share of total U.S. capital projects was 35% in 2000.

    - MAINTENANCE (approximately 18% of pro forma 2000 revenues). Maintenance dredging consists of the redredging of previously deepened waterways and harbors to remove silt, sand and other accumulated sediments. Due to natural sedimentation, active channels generally require maintenance dredging every one to three years, thus creating a continuous source of dredging work that is typically non-deferrable if optimal navigability is to be maintained. Our bid market share of U.S. maintenance projects was 27% in 2000.

    - BEACH NOURISHMENT (approximately 8% of pro forma 2000 revenues). Beach nourishment dredging projects generally involve moving sand from the ocean floor to shoreline locations when erosion has progressed to a stage that threatens substantial shoreline assets. Our bid market share of U.S. beach nourishment projects was 53% in 2000.

    We believe that we benefit from a number of favorable trends in the U.S. dredging market:

    - DEEP PORT CAPITAL PROJECTS. The average controlling depth of the ten largest U.S. ports (as measured by annual container volume) is 40.4 feet, compared to 52.7 feet for the ten largest non-U.S. ports. Without significant deepening efforts, most major U.S. ports risk being unable to efficiently accommodate larger cargo vessels, which renders them less competitive. In 1997, the United States Army Corps of Engineers (the "Corps"), which has the primary responsibility for maintaining and improving the nation's waterways, ports and shorelines, announced new Deep Port projects and the expansion of existing projects with an estimated aggregate revenue value in excess of $2.0 billion to be completed through 2005.

    - INCREASING NEED FOR BEACH NOURISHMENT. Beach erosion is a continuous problem and there is a growing awareness among state and local governments as to the importance of beachfront assets to the multi-billion dollar tourist industry. To date, a significant amount of funding has been allocated by local governments to restore and preserve eroding beachfront.

    - ADDITIONAL SIGNIFICANT LONG TERM OPPORTUNITIES. There are significant dredging opportunities related to projects to contain the erosion of wetlands and coastal marshes (particularly in Louisiana) and to provide land reclamation for the San Francisco airport expansion. These long term projects have the potential to add substantial revenue to the dredging market over the next several years.

COMMERCIAL AND INDUSTRIAL DEMOLITION ACTIVITIES

    CID activities conducted by NASDI accounted for approximately 18% of our pro forma 2000 revenues. NASDI offers a comprehensive array of specialized services, including: interior and exterior demolition of commercial and industrial buildings; salvage and recycling of related materials; and removal of hazardous substances and materials. NASDI's specialized fleet of rented and owned demolition equipment includes excavators equipped with shears, pulverizers, processors, grapples and hydraulic hammers. Because NASDI satisfies a significant amount of its equipment needs through rental and utilizes hourly workers on a project basis, NASDI has a highly variable cost structure, which provides the flexibility to adjust costs to the level of project activity. From 1998 to 2000, NASDI increased its contract revenue and Adjusted EBITDA (as defined) at compound annual growths rates of 54.8% and 115.9%, respectively. For the fiscal year ended December 31, 2000, NASDI generated contract revenue of $72.6 million and Adjusted EBITDA (as defined) of $23.3 million.

    NASDI's operations have historically been concentrated in the New England region where NASDI has a significant share of the Massachusetts CID market. We believe that NASDI is one of the few

CID providers in its region of operation with the required licenses, operating expertise, equipment fleet and access to bonding to execute larger, highly profitable industrial projects such as demolition related to the construction of new power generation facilities on existing sites.

COMPETITIVE STRENGTHS

    We possess a number of competitive strengths that have allowed us to develop and maintain our leading position within the dredging industry, including the following:

    FLEXIBLE PORTFOLIO OF DREDGING ASSETS. Our dredging fleet is the largest in the United States and one of the largest in the world. Our U.S. fleet consists of over 200 pieces of equipment, including the largest number of hopper dredges, most of the large hydraulic dredges, the only two large electric dredges, and the only drillboat capable of operating in offshore conditions in U.S. waters. The size, versatility and technical capabilities of our fleet improve our competitiveness as they generally permit us to select the most efficient equipment for a particular job. To maintain the value and effectiveness of our fleet, we emphasize proactive maintenance that results in less downtime, increased profitability, enhanced vessel life and relatively low capital expenditure requirements. To this end, in 2000, we incurred $25.9 million of maintenance expense (which is included in costs of contract revenues) in addition to capital expenditures of $14.1 million.

    FAVORABLE COMPETITIVE DYNAMIC. We are the largest U.S. provider of dredging services and have maintained the largest cumulative bid market share in the industry since 1991. In 2000, we had a 37% bid market share, which was substantially greater than our nearest competitor's share of those contracts. In addition, we believe that we benefit from:

    - FAVORABLE COMPETITIVE ENVIRONMENT. The requirements of the Dredging Act of 1906 and the Jones Act of 1920 effectively prohibit foreign dredges and foreign-owned dredging companies from competing in the U.S. In addition, we believe that we are one of only four dredging providers that can obtain performance bonds in an amount greater than $50 million, which we believe provides us with a competitive advantage in bidding for larger projects due to the job bonding requirements imposed by many state and federal agencies. Moreover, there is a long lead time and a high capital cost associated with the construction of a new dredge, which we estimate to be two years and between $18.0 million and $50.0 million, respectively.

    - STRONG REPUTATION AND UNEQUALLED EXPERTISE. We have never failed to complete a project over our 110-year operating history. Our long history as a leader in the industry has enabled us to develop a proprietary database that contains detailed bidding and technical information on most domestic dredging projects since 1970, which our management believes allows us, among other things, to be more accurate than our competitors in predicting contract costs prior to bidding.

    SPECIALIZED CAPABILITY IN CAPITAL PROJECTS. We believe that we are the leader in capital dredging projects which generally require specialized engineering expertise and specific combinations of equipment and experience in performing complex projects.

    PROVEN EXPERIENCED MANAGEMENT TEAM. Our senior managers have an average of 20 years of experience in the dredging industry. We believe that our experienced management team provides us with a significant advantage over our competitors, many of whom are family owned and managed. Our management group owns approximately 14% of our issued and outstanding common stock.

BUSINESS STRATEGY

    Our strategy is to continue to grow contract revenues and cash flow and strengthen our competitive position worldwide. The principal elements of our strategy include:

    CONTINUE TO GROW IN DOMESTIC DREDGING MARKETS. We expect to strengthen our domestic leadership position by leveraging (i) the size, diversity and technical capabilities of our fleet, (ii) our industry-leading operating experience,
(iii) our engineering expertise, and (iv) our efficient and safe project management practices.

    CAPITALIZE ON OPPORTUNITIES CREATED BY STRATEGIC ASSET ACQUISITIONS. During the last several years, we have successfully acquired several key pieces of equipment which will further enhance our operating capabilities by providing additional tools for capital projects and strengthening our ability to perform maintenance and beach nourishment projects. These acquisitions include:

    - certain hydraulic dredging assets, including the dredge "Texas", which we acquired in 1998. In 2000, we increased the cutter power of the dredge Texas, making it the most powerful cutter dredge in the U.S., capable of handling the type of rock work expected in certain of the upcoming port deepening projects;

    - the dredge "New York", a newly-built backhoe dredge, which we took delivery of under a long-term lease in July 1999. The "New York" has performed successfully on the Kill Van Kull channel deepening in New York and will be working on the Wilmington, North Carolina and San Juan, Puerto Rico channel deepening projects in 2001;

    - the drillboat "Apache" which we constructed in 2000. The "Apache" has increased drilling efficiency and capacity, is capable of working in offshore conditions and is the only drillboat of its type in use in U.S. waters; and

    - the dredge "Liberty Island", a new 5,000 cubic meter hopper dredge, to accommodate anticipated growth in domestic hopper dredging attributable to the reduction of the Corps' hopper fleet, additional Deep Port work and related maintenance dredging, potential increased beach nourishment work, and the aging of the industry's hopper fleet. The new hopper dredge is expected to be delivered by the end of 2001 under a long-term lease.

    GROW ESTABLISHED FOREIGN DREDGING MARKET BASE. Since the early 1990s, a consolidation among certain foreign competitors, together with an increase in foreign governments' port infrastructure investments, have resulted in new overseas dredging opportunities for us. In 2000, we recorded approximately
$71.8 million in revenue from non-U.S. dredging projects. We intend to continue to selectively pursue international opportunities that offer us the potential to increase the utilization of our asset base, to leverage our project management capabilities and to increase our international revenues.

    EXPLOIT GROWTH OPPORTUNITIES IN CID MARKET. We believe that our experience in bidding for and completing large projects in multiple markets and our significant infrastructure will be particularly valuable in helping NASDI to execute large CID projects and increase its market share. In particular, our national presence, purchasing power and administrative capabilities will facilitate NASDI's ability to obtain licenses and pre-qualifications necessary to operate in new geographic markets. Thus, we believe that under our ownership NASDI will be well positioned to selectively enter attractive new geographic markets, generally with a contracted project from an existing customer.

CUSTOMERS

    DREDGING. Our dredging customers include federal, state, and local governments, foreign governments, and both domestic and foreign private concerns such as utilities and oil companies. Most dredging projects are competitively bid, with the award going to the lowest qualified bidder. There are generally few economical substitutes that customers can use for dredging services.

    The Corps is the largest dredging customer in the U.S. and has responsibility for federally funded projects related to navigation and flood control. In addition, the United States Coast Guard and the United States Navy are responsible for awarding federal contracts with respect to their own facilities. In 2000, approximately 67% of our contract revenues were earned from contracts with federal government agencies or companies operating under contracts with federal government agencies.

    Foreign governments are the primary dredging customers in international markets, generally for capital projects relating to infrastructure development. Approximately 21% of our 2000 contract revenues were earned from contracts with foreign governments or companies operating under contracts with foreign governments.

    CID SERVICES. NASDI provides demolition services primarily in the private market, with customers primarily in the construction and power generation industries. NASDI also provides services to municipal and other entities. NASDI benefits from key relationships with certain customers. NASDI negotiates the majority of its demolition contracts as fixed price ("lump sum") contracts with certain other projects negotiated on a time and expense ("T&E") basis. NASDI frequently receives revenues from change orders on existing contracts. The majority of CID services work is currently concentrated in New England. In 2000, approximately 40% of NASDI's revenues were earned from a contract with one customer.

BIDDING PROCESS

    DREDGING. Most dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The nature of the specified services dictates the types of equipment, material and labor involved, all of which affect the cost of performing the contract and the price that dredging contractors will bid.

    For contracts under its jurisdiction, the Corps typically prepares a cost estimate based on its understanding of the availability of contractors and their equipment. The Corps will award the bid to a responsible bidder (i.e., a bidder that generally has the necessary equipment and experience to successfully complete the project) submitting the lowest responsive bid that does not exceed 125% of an estimate determined by the Corps to be fair and reasonable. Contracts for projects that are not administered by the Corps, are generally awarded to the lowest qualified bidder, provided such bid is no greater than the amount of funds that are available for such project.

    Substantially all of our contracts are competitively bid. However, some government contracts are awarded by a sole source procurement process through negotiation between the contractor and the government. Prior to negotiations, the contractor submits a proposal and cost and pricing data to the government. Under such contracts, the government has the right, after award and, or completion of the contract, to audit the contractor's books and records, including the proposal and data available to the contractor during negotiations, to ensure compliance with the contract and applicable federal legislation, rules and regulations. The government may seek a price adjustment based on the results of such audit. The Corps has recently bid certain projects through a "request for proposal" (RFP) process. The RFP process is likely to be advantageous for us, as it allows the project award to be based on technical capability, as well as prices.

    We have operated for 110 years and maintain an extensive historical database of dredging production records from our own and our competitors' activities and past bidding results. These prior production records help us predict sediment composition and optimum equipment requirements. We believe that our extensive database and our accumulated estimating and bidding expertise allow us to be more accurate than our competitors in predicting dredging costs prior to bidding for contracts.

    CID SERVICES. NASDI has established a network of local contacts with developers and prime contractors that act as referral sources and frequently enable NASDI to procure jobs on a sole-source basis. When NASDI bids a project, it evaluates the contract specifications and develops a cost estimate to which it adds profit for the final bid price. NASDI maintains a strong reputation and is one of the few firms with the capability to execute large projects. For these reasons, if it is not the lowest bidder on a contract, NASDI may still be awarded a project based on its qualifications.

    NASDI management reviews the cost estimate, including a summary of labor, equipment and materials for each required task, and bid price of all of the demolition projects. Cost estimates are based on historical cost reports and experienced knowledge of demolition requirements.

BONDING AND FOREIGN PROJECT GUARANTEES

    DREDGING. For most domestic projects and some foreign projects, dredging service providers are required to obtain three types of bonds, which are typically provided by large insurance companies. These bonds are:

    - BID BOND. A bid bond is required to serve as a guarantee that if a service provider's bid is chosen, the service provider will sign the contract. The amount of the bond is typically 20% of the service provider's bid, up to a maximum bond of $3.0 million.

    - PERFORMANCE BOND. After a contract is signed, the bid bond is replaced by a performance bond, the purpose of which is to guarantee that the job will be completed. A performance bond typically covers 100% of the contract value with no maximum bond amounts. If the service provider fails to complete a job, the bonding company assumes such obligation and pays to complete the job, generally by using the equipment of the defaulting company. A company's ability to obtain performance bonds with respect to a particular contract depends upon the size of the contract, as well as the size of the service provider and its financial position.

    - PAYMENT BOND. A payment bond is also required to protect the service provider's suppliers and subcontractors in the event that the service provider cannot make timely payments. Payment bonds are generally written at 100% of the contract value.

    Our dredging projects had been bonded by Reliance until mid-2000, at which time Travelers purchased the surety business of Reliance. We have never experienced difficulty in obtaining bonding from Reliance for any of our dredging projects and expect this good relationship to continue with Travelers, a major surety provider. If we were to fail to complete a project, the bonding company would be required to either permit the customer to complete the job and reimburse the customer for the cost of completion or complete the defaulted contract utilizing our equipment and labor force or a third party service provider. In the event the bonding company were to complete the defaulted contract, it would be entitled to be paid the contract price directly by the customer. Additionally, the bonding company would be entitled to be paid by us for any costs incurred in excess of the contract price.

    For most foreign dredging projects, letters of credit or bank guarantees issued by foreign banks, which are secured by letters of credit issued under our credit agreement with our senior secured lenders, are required as security for the bid, performance and, if applicable, advance payment. Foreign bid guarantees are usually 2% to 5% of the service provider's bid. Foreign performance and advance payment guarantees are each typically 5% to 10% of the contract value.

    CID SERVICES. NASDI's contracts are primarily with private, non-government customers; thus, it often is not required to secure bonding. Those NASDI projects that have required bonding have been successfully completed. NASDI's bonding requirements going forward, will be obtained through Travelers.

COMPETITION

    DREDGING. The U.S. dredging industry is highly fragmented but has experienced significant consolidation in recent years. Approximately 180 entities in the U.S. presently operate more than 600 dredges, most of which are smaller entities, servicing the inland, as opposed to coastal, waterways and therefore do not compete with us. Competition in the dredging market is determined primarily on the basis of price, and competition is often limited by the size of the job, equipment requirements, bonding requirements, certification requirements, or government regulations. Currently, we and three competitors are the only dredging companies which independently bid on jobs with values in excess of $50.0 million.

    Up until very recently, most dredging competitors have concentrated their efforts in certain regions and operated only one type of dredge. Regional concentrations do not allow these competitors to respond to opportunities in other regions or to diversify their risks in the event of a temporary decline in the market in their area. In the dredging industry, the unique nature of each project requires a matching of the equipment to the specific project. While a dredging company may sometimes bid on a project contemplating the use of equipment that is not ideal for the job, the bidder with the most appropriate equipment is most likely to be the low bidder and earn a profit on the contract. A company with a variety of equipment, such as ours, is better able to respond to changes in demand for certain types of dredges and can select the most suitable equipment for any particular project, minimizing its project completion cost. Additionally, with our extensive fleet and engineering expertise we can readily meet applicable certification, government and bonding requirements.

    In recent years, the consolidation within the domestic dredging market has allowed two competitors to obtain additional dredging assets, which has enabled them to expand operations across regions, and bid more competitively. This is apparent in the Deep Port bid market in which our market share, while still strong, has declined in the past two years due to the more aggressive competition presented by these entities.

    CID SERVICES. The U.S. demolition and related services industry is highly fragmented and is comprised mostly of small regional companies. According to the ENGINEERING NEWS RECORD, NASDI is one of the three largest providers of commercial and industrial demolition services in the U.S., based on 1999 revenues. NASDI believes that it competes in the demolition and related services industry primarily on the basis of its experience, reputation, equipment and key client relationships.

EQUIPMENT

    DREDGING. Our fleet of dredges, material barges and other specialized equipment is the largest and most versatile in the U.S. There are three primary types of dredging equipment: hopper dredges, hydraulic dredges and mechanical dredges.

    - HOPPER DREDGES. Hopper dredges are self-propelled and have the general appearance of an ocean-going vessel. The dredge has hollow hulls into which material is suctioned hydraulically through drag-arms and deposited. Once the hollow hulls or "hoppers" are filled, the dredge will sail to the designated disposal site and either bottom dump the material or pump the material from the hoppers through a pipeline to the designated site. Hopper dredges can operate in rough waters, are less likely to interfere with ship traffic and can move quickly from one project to another. We operate the largest hopper fleet in the U.S., which gives us flexibility to quickly respond to time-sensitive projects.

    - HYDRAULIC DREDGES. Hydraulic dredges remove material using a revolving cutterhead which cuts and churns the sediment on the ocean floor and hydraulically pumps the material by pipe to the disposal location. These dredges are very powerful and can dredge some types of rock. Certain materials can be directly pumped as far as seven miles with the aid of a booster pump. Hydraulic dredges work with an assortment of support equipment which help with the positioning and movement of the dredge, handling of the pipelines, and the placement of the dredged material. We operate the only two large electric hydraulic dredges in the U.S., which makes us particularly competitive in markets with stringent emissions standards, such as California.

    - MECHANICAL DREDGES. There are two basic types of mechanical dredges operating in the U.S.: clamshell and backhoe. In all cases, the dredge uses a bucket which excavates the material from the ocean floor. The dredged material is placed by the bucket into material barges or "scows" for transport to the designated disposal area. The scows are emptied by bottom-dumping, direct pump-out or removal by a crane with a bucket. Mechanical dredges are capable of removing hardpacked sediments and debris and can work in tight areas such as along docks or terminals. Clamshell dredges with specialized buckets are ideally suited to handle material requiring controlled disposal. We have the largest fleet of material barges in the industry which provides cost advantages when dredged material is required to be disposed far offshore or when material requires controlled disposal.

    We are committed to preventive maintenance, which we believe is reflected in the long lives of most of our equipment and its low level of downtime on jobs. Effective January 1, 1999, we increased the estimated useful lives of certain operating equipment to better reflect the period over which we anticipate utilizing this equipment with normal repairs and maintenance. In 2000, we incurred $25.9 million in maintenance expenditures (which are included in costs of contract revenues), in addition to $14.1 million on capital expenditures.

    Our domestic fleet is typically positioned on the east and west coasts with a smaller number of vessels on the Gulf of Mexico and on inland rivers. The mobility of our fleet enables us to move equipment in response to changes in demand. We believe that on average, our dredge equipment capacity utilization based on actual operating time is among the highest in the industry. Our fleet includes assets currently positioned internationally in the Middle East, India, Africa, the Caribbean and Central America.

    We are continually assessing the need to upgrade and expand our fleet to take advantage of improving technology and to address the changing needs of the dredging market. We believe that our recent significant additions to our fleet's dredging capacity will enhance our ability to compete for and execute future Deep Port projects.

    CID SERVICES. NASDI owns and operates specialized demolition equipment, including a fleet of excavators equipped with shears, pulverizers, processors, grapples, and hydraulic hammers that provide high-capacity processing of construction and demolition debris for recycling and reclamation. NASDI also owns and maintains a multitude of skid-steer loaders, heavy-duty large-capacity loaders, cranes, recycling crushers, off-highway hauling units and a fleet of tractor-trailers for transporting equipment and materials to and from job sites. NASDI rents additional equipment on a project-by-project basis, which allows NASDI flexibility to adjust costs to the level of project activity.

EQUIPMENT CERTIFICATION

    The U.S. Coast Guard's certification of equipment and the America Bureau of Shipping's establishment of the permissible loading capacity are important factors in our business. Federal regulations provide that many projects, such as beach nourishment projects with offshore sand, dredging projects in exposed entrance channels, and dredging projects with offshore disposal areas may be performed only by dredges or scows that have U.S. Coast Guard certification and a load line established by the America Bureau of Shipping. The certifications indicate that the dredge is structurally capable of operating in open waters. We have more certified vessels than any domestic competitor and we make substantial investments to maintain these certifications.

PROPERTIES

    DREDGING. Our dredging fleet is the largest in the U.S. and one of the largest fleets in the world. The fleet consists of over 200 pieces of equipment, including the largest hopper fleet and most of the large hydraulic dredges in the U.S.

    The following table provides a listing of our current fleet of dredging equipment.

TYPES OF EQUIPMENT                                  QUANTITY
------------------                                  --------
Hydraulic Dredges.................................     13
Hopper Dredges....................................      7
Clamshell Dredges.................................      8
Unloaders.........................................      1
Drill Boats.......................................      3
Dump Barges.......................................     22
Hopper Barges.....................................      9
Deck Barges.......................................     34
Other Barges......................................     31
Booster Pumps.....................................      6
Tugs..............................................     10
Launches..........................................     29
Derricks..........................................      6
Cranes............................................     13
Loaders/Dozers....................................     13
Survey Boats......................................     20
                                                      ---
Total.............................................    225
                                                      ===

    A significant portion of our dredging equipment is subject to liens by our senior lenders and the bonding company.

    We lease approximately 40,000 square feet of office facilities in Oak Brook, Illinois, which serves as our principal administrative facility. The primary lease for this property will expire in the year 2008. We also lease waterfront properties in Baltimore, Maryland, and Green Cove Springs, Florida. These locations serve as mooring sites for idle equipment and inventory storage.

    Annual rental payments on our real estate and equipment leased during the year ended December 31, 2000 totaled $17.8 million, including other short-term rentals.

    CID SERVICES. The following table summarizes the primary equipment used in NASDI's demolition operations.

TYPES OF EQUIPMENT                                  QUANTITY
------------------                                  --------
Excavators........................................     14
Loaders...........................................     12
Bobcats...........................................     15
Dozers............................................      4
Backhoes..........................................      3
Trucks/Trailers...................................     34
                                                       --
Total.............................................     82
                                                       ==

    NASDI rents its primary office facility in Allston, Massachusetts, and a garage and maintenance facility in Everett, Massachusetts, as well as various pieces of operating equipment. For the year ended December 31, 2000, NASDI's rent expense, including operating equipment rentals, totaled $4.4 million.

GOVERNMENT REGULATIONS

    We are subject to government regulations pursuant to the dredging statute (46 U.S.C. Section 292) which protects the United States dredging industry from competition from foreign-built dredges. The law prohibits foreign-built vessels (absent special legislative action) from competing in the United States dredging market. Dredges operating in the navigable waters of the United States must also meet the coastwise trade requirements of the Jones Act (Section 27 of the Merchant Marine Act, 1920) and Section 2 of the Shipping Act, 1916, as amended, and must have a coastwise endorsement pursuant to the Vessel Documentation Act (46 U.S.C. Section 12101 et seq.). These acts prohibit vessels owned or controlled by entities which are less than 75% owned and controlled by United States citizens from transporting dredged material between points in the United States.

    Our operations and facilities are subject to a variety of federal and state environmental statutes and regulations. In addition, we are required to comply with federal and state statutes designed to protect certain species and habitats.

BACKLOG

    Our contract backlog represents our current estimate of the revenues which will be realized under the portion of our contracts remaining to be performed. Such estimates are subject to fluctuations based upon the amount of material actually dredged as well as factors affecting the time required to complete the job. In addition, because a substantial portion of our backlog relates to government contracts, our backlog can be canceled at any time without penalty, except, in some cases, the recovery of our actual committed costs and profit on work performed up to the date of cancellation. Consequently, backlog is not necessarily indicative of future results. Our backlog includes only those projects for which the customer has provided an executed contract.

EMPLOYEES

    DREDGING. We employ approximately 300 full-time salaried personnel, with additional hourly personnel, most of whom are unionized and hired on a project-by-project basis. During 2000, we employed an average of approximately 575 hourly personnel to meet project requirements. Crews are generally available for hire on relatively short notice.

    We are party to more than twenty collective bargaining agreements that govern our relationships with our hourly personnel. Four primary agreements apply to more than ninety percent of such employees. We have not experienced any significant labor disputes in the past five years and believe we have good relationships with our significant unions; however, there can be no assurances that we will not experience labor strikes or disturbances in the future.

    CID SERVICES. Currently, NASDI employs thirteen full-time salaried administrative employees, in addition to approximately 150 unionized employees who are party to four union agreements. The unionized employees are hired on a project-by-project basis and are generally available for hire on relatively short notice.

JOINT VENTURES

    AMBOY AGGREGATES. We, along with our partner, a New Jersey aggregates company, each own 50% of Amboy Aggregates. Amboy Aggregates was formed in December 1984 to mine sand from the entrance channel to the New York Harbor and to provide sand and aggregate for use in road and building construction. Our dredging expertise together with our partner's knowledge of the aggregate market formed the basis for the joint venture. Our investment in Amboy Aggregates is accounted for using the equity method.

    Amboy Aggregates is the only east coast aggregate producer to mine sand from the ocean floor. In 1988, Amboy Aggregates built a specially designed dredge at a cost of $9.0 million for sand mining, de-watering and dry delivery. No other vessel of this type operates in the U.S. Amboy Aggregate's ocean-based supply of sand provides a long-term competitive advantage in the northeast as land-based sand deposits are depleted or rendered less cost competitive by escalating land values.

    Amboy Aggregates performs its mining operations pursuant to permits granted to Amboy Aggregates by the federal government and the states of New York and New Jersey. In recent years, Amboy Aggregates has failed to obtain approval for new permits to mine sand in new borrow areas. These new sources would have contained aggregate more closely meeting the specifications for concrete sand which would require less blending with other materials, thereby reducing the cost of the final product and improving margins. Despite these recent setbacks, Amboy Aggregates continues to pursue other avenues for obtaining new permits, but it is likely that the current sand supply will continue to require additional blending, and hence additional costs, for the next few years. In 1999, Amboy Aggregates partnered in a venture intended to provide a steady supply of grit, the material which is blended with its dredged aggregate. To date, this venture has performed poorly which has further impacted Amboy Aggregates' performance. Amboy Aggregates is also pursuing other alternative uses for its current supply of sand in an effort to provide an additional earnings stream.

    ARGENTINE JOINT VENTURE. At December 31, 2000, we had a 20% interest in Riovia S.A. ("Riovia"), a joint venture with four European dredging firms, to dredge the Rio Via channel linking Buenos Aires, Argentina and Montevideo, Uruguay which is important for shipping to Argentina and Uruguay. This venture was established in 1996, with six other partners originally, and has given us the opportunity to work with these other international dredging companies to design, manage and execute this project. During 1999, upon completion of the capital works portion, Riovia entered into the maintenance phase of the dredging contract which is expected to continue until 2007. We currently account for our investment in Riovia at cost.

LEGAL PROCEEDINGS

    Although we are subject to various claims and legal actions that arise in the ordinary course of business, we believe that the outcome of such actions, proceedings or claims will not have a material adverse effect on our business, financial condition or results of operations.

ENVIRONMENTAL MATTERS

    Our operations and facilities are subject to various environmental laws and regulations, relating to dredging operations, the disposal of dredged material, wetlands, storm and waste water discharges, demolition activities, asbestos removal, transportation and disposal of certain other hazardous substances and materials and air emissions. We are also subject to laws designed to protect certain species and habitats. Compliance with these statutes and regulations can delay appropriation with respect to, and performance of, particular projects and increase related expenses.

    Our projects may involve demolition, excavation, transportation, disposal and management of hazardous waste substances and materials. Various laws strictly regulate the removal, treatment and transportation of hazardous substances and materials and impose liability for contamination caused by such substances. While our CID business requires us to transport and dispose of hazardous substances and materials, our risks are limited to the proper execution of such tasks. Our CID customers and the hazardous waste sites retain the risks associated with the remediation of the materials. Additionally, the transportation of the hazardous waste material is typically performed by other entities which accept the risks associated with these tasks.

    Services rendered in connection with hazardous substance and material removal and site development may involve professional judgments by licensed experts about the nature of soil conditions and other physical conditions, including the extent to which toxic and hazardous substances and materials are present, and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages that our clients incur.

    Based on our experience, we believe that the future cost of compliance with existing environmental laws and regulations (and liability for known environmental conditions) will not have a material adverse effect on our business, financial condition or results of operations. However, we cannot predict:

    - what environmental legislation or regulations will be enacted in the future;

    - how existing or future laws or regulations will be enforced, administered or interpreted; or

    - the amount of future expenditures which may be required to comply with these environmental or health and safety laws or regulations or to respond to future cleanup matters or other environmental claims.


RECENT OPERATING RESULTS

    Great Lakes' revenues and operating income for the quarter ended March
31, 2001 were $72.6 million and $8.6 million compared to $88.9 million and $10.6 million, respectively, for the quarter ended March 31, 2000. Depreciation for the quarter ended March 31, 2001 was $3.2 million compared to $3.1 million for the quarter ended March 31, 2000, resulting in EBITDA for the respective periods of $11.8 million and $13.7 million.

    NASDI is in the process of finalizing operating results for the quarter ended March 31, 2001. Based on NASDI's books and records, NASDI expects to have first quarter revenues of $8.7 million, operating income of $2.6 million, and EBITDA of $2.9 million, which amounts do not reflect accruals for stockholder bonuses relating to first quarter earnings under pre-Acquisition employment agreements. Such quarterly results are not necessarily indicative of Great Lakes' or NASDI's annual results.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
North American Site Developers, Inc.

    We have audited the accompanying balance sheets of North American Site Developers, Inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity and cash flows for the years ended
December 31, 2000, 1999 and the eleven months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North American Site Developers, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years ended December 31, 2000, 1999 and the eleven months ended December 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

/s/ O'Connor & Drew P.C.

Quincy, Massachusetts
March 16, 2001

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                                 BALANCE SHEETS
                                  DECEMBER 31,

                                                                 2000          1999
                                                              -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash and equivalents......................................  $ 1,819,735   $ 1,171,256
  Marketable securities.....................................    1,391,061     2,359,475
  Contract receivables, including retainage.................    9,469,284    11,750,062
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................    1,820,611       321,464
  Prepaid expenses..........................................      639,881       460,792
                                                              -----------   -----------
    Total Current Assets....................................   15,140,572    16,063,049
PROPERTY AND EQUIPMENT, NET.................................    3,393,886     3,840,098
OTHER ASSETS................................................        7,500        44,142
                                                              -----------   -----------
TOTAL ASSETS................................................  $18,541,958   $19,947,289
                                                              ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $ 1,091,367   $ 1,123,197
  Accounts payable..........................................    4,269,100     4,594,006
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................    2,085,630     3,905,297
  Accrued expenses and other payables.......................      445,144       667,009
  Accrued workers compensation..............................      763,000       909,116
  Accrued corporate taxes...................................      323,750       191,000
                                                              -----------   -----------
    TOTAL CURRENT LIABILITIES...............................    8,977,991    11,389,625
                                                              -----------   -----------
LONG-TERM LIABILITIES:
  Long-term debt............................................      557,516       974,851
  Advances from stockholders................................           --     1,499,527
                                                              -----------   -----------
    TOTAL LONG-TERM LIABILITIES.............................      557,516     2,474,378
                                                              -----------   -----------
    TOTAL LIABILITIES.......................................    9,535,507    13,864,003
                                                              -----------   -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value; Authorized 1,000 shares, 400
    shares issued and outstanding...........................        4,000         4,000
  Additional paid-in capital................................        7,542         7,542
  Retained earnings.........................................    9,032,977     6,120,481
  Accumulated comprehensive loss............................      (38,068)      (48,737)
                                                              -----------   -----------
    TOTAL STOCKHOLDERS' EQUITY..............................    9,006,451     6,083,286
                                                              -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..............  $18,541,958   $19,947,289
                                                              ===========   ===========

     The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                            STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2000 and 1999
                 and the Eleven Months Ended December 31, 1998

                                                           2000          1999          1998
                                                        -----------   -----------   -----------
CONTRACT REVENUES EARNED..............................  $72,642,284   $45,478,260   $30,334,788
Cost of Revenues Earned...............................   46,372,884    34,325,342    24,583,810
                                                        -----------   -----------   -----------
GROSS PROFIT ON CONTRACTS.............................   26,269,400    11,152,918     5,750,978
General and Administrative Expenses...................    1,726,281     1,475,727     1,520,598
Bonuses...............................................   19,998,255     7,631,282     4,597,506
                                                        -----------   -----------   -----------
INCOME (LOSS) FROM OPERATIONS.........................    4,544,864     2,045,909      (367,126)
                                                        -----------   -----------   -----------
Other Income (Expenses):
  Dividends and interest..............................      450,073       165,235       101,531
  Interest and finance charges........................     (102,208)     (106,758)     (114,420)
  Gain on sale of investments.........................        1,064        11,229        62,040
                                                        -----------   -----------   -----------
    Net Other Income..................................      348,929        69,706        49,151
                                                        -----------   -----------   -----------
INCOME (LOSS) BEFORE PROVISION FOR STATE INCOME
  TAXES...............................................    4,893,793     2,115,615      (317,975)
Provision for State Income Taxes......................      316,637       190,500            --
                                                        -----------   -----------   -----------
NET INCOME (LOSS).....................................  $ 4,577,156   $ 1,925,115   $  (317,975)
                                                        ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 2000 and 1999
                 and the Eleven Months Ended December 31, 1998

                                                 ADDITIONAL                  ACCUMULATED
                                       COMMON     PAID-IN      RETAINED     COMPREHENSIVE
                                       STOCK      CAPITAL      EARNINGS         LOSS           TOTAL
                                      --------   ----------   -----------   -------------   -----------
STOCKHOLDERS' EQUITY, FEBRUARY 1,
  1998..............................   $4,000      $7,542     $ 4,513,341      $     (8)    $ 4,524,875
Comprehensive Loss:
  Net loss..........................       --          --        (317,975)           --        (317,975)
  Unrealized net holding losses on
    marketable securities...........       --          --              --          (676)           (676)
                                                                                            -----------
TOTAL COMPREHENSIVE LOSS............       --          --              --            --        (318,651)
                                       ------      ------     -----------      --------     -----------
STOCKHOLDERS' EQUITY, DECEMBER 31,
  1998..............................    4,000       7,542       4,195,366          (684)      4,206,224
Comprehensive Income:
  Net income........................       --          --       1,925,115            --       1,925,115
  Unrealized net holding losses on
    marketable securities...........       --          --              --       (59,282)        (59,282)
  Reclassification of unrealized
    holding gains...................       --          --              --        11,229          11,229
                                                                                            -----------
TOTAL COMPREHENSIVE INCOME..........       --          --              --            --       1,877,062
                                       ------      ------     -----------      --------     -----------
STOCKHOLDERS' EQUITY, DECEMBER 31,
  1999..............................    4,000       7,542       6,120,481       (48,737)      6,083,286
Comprehensive Income:
  Net income........................       --          --       4,577,156            --       4,577,156
  Unrealized net holding gains on
    marketable securities...........       --          --              --         9,605           9,605
  Reclassification of unrealized
    holding gains...................                                              1,064           1,064
                                                                                            -----------
TOTAL COMPREHENSIVE INCOME..........       --          --              --            --       4,587,825
                                                                                            -----------
Stockholder distributions...........       --          --      (1,664,660)           --      (1,664,660)
                                       ------      ------     -----------      --------     -----------
STOCKHOLDERS' EQUITY, DECEMBER 31,
  2000..............................   $4,000      $7,542     $ 9,032,977      $(38,068)    $ 9,006,451
                                       ======      ======     ===========      ========     ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.
                            STATEMENTS OF CASH FLOWS
                 For the Years Ended December 31, 2000 and 1999
                 and the Eleven Months Ended December 31, 1998

                                                            2000          1999          1998
                                                         -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $ 4,577,156   $ 1,925,115   $  (317,975)
                                                         -----------   -----------   -----------
  Adjustments to reconcile net income (loss) to net
    cash provided by (applied to) operating activities:
    Depreciation and amortization......................    1,413,362     1,381,014     1,276,778
    (Gain) loss on sale of property and equipment......       (6,201)          960            --
    Net realized gains on sale of marketable
      securities.......................................       (1,064)      (11,229)      (62,040)
    Changes in assets and liabilities:
      Contract receivables.............................    2,280,778    (3,112,512)   (3,163,821)
      Costs and estimated earnings in excess of
        billings on uncompleted contracts..............   (1,499,147)      (53,048)      884,557
      Prepaid expenses.................................     (179,089)     (120,959)      257,519
      Refundable taxes.................................           --       929,800      (929,800)
      Other assets.....................................       36,642       (38,863)       (2,279)
      Accounts payable.................................     (324,906)    1,409,128      (617,135)
      Billings in excess of costs and estimated
        earnings on uncompleted contracts..............   (1,819,667)    2,331,860       819,756
      Accrued expenses and other payables..............     (221,865)     (425,926)      654,033
      Accrued workers compensation.....................     (146,116)      465,017       444,099
      Accrued corporate taxes..........................      132,750       191,000      (270,449)
                                                         -----------   -----------   -----------
      Net Adjustments..................................     (334,523)    2,946,242      (708,782)
                                                         -----------   -----------   -----------
      Net Cash Provided by (Applied to) Operating
        Activities.....................................    4,242,633     4,871,357    (1,026,757)
                                                         -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds on sale of marketable securities............    2,949,676     3,058,171       394,477
  Purchases of marketable securities...................   (1,969,527)   (5,238,346)     (396,075)
  Purchases of property and equipment..................     (973,901)     (865,643)     (940,875)
  Proceeds on sale of property and equipment...........       12,950         1,000            --
  Insurance proceeds on newly acquired destroyed
    equipment..........................................           --       514,500            --
                                                         -----------   -----------   -----------
      Net Cash Provided by (Applied to) Investing
        Activities.....................................       19,198    (2,530,318)     (942,473)
                                                         -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.........................  $ 1,191,228   $   378,446   $        --
  Payments on long-term debt...........................   (1,640,393)   (1,689,132)     (958,562)
  Proceeds from stockholders...........................           --     3,034,331     1,909,887
  Distributions to stockholders........................   (1,664,660)           --            --
  Payments to stockholders.............................   (1,499,527)   (3,571,056)     (144,577)
                                                         -----------   -----------   -----------
      Net Cash Provided By (Applied to) Financing
        Activities.....................................   (3,613,352)   (1,847,411)      806,748
                                                         -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS........      648,479       493,628    (1,162,482)
Cash and Equivalents, Beginning of Period..............    1,171,256       677,628     1,840,110
                                                         -----------   -----------   -----------
CASH AND EQUIVALENTS, END OF PERIOD....................  $ 1,819,735   $ 1,171,256   $   677,628
                                                         ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY

    The principal business of North American Site Developers, Inc. consists of the interior and exterior demolition of commercial and industrial buildings, salvage and recycling of related materials and hazardous material removal. Revenue is recognized using the percentage-of-completion method of accounting for long-term construction contracts as noted below. The Company operates primarily in the state of Massachusetts, and in recent years has expanded to the states of California, Rhode Island and Michigan.

REVENUE AND COST RECOGNITION

    The Company records costs and revenues of long-term fixed price and modified fixed price contracts on the percentage-of-completion method, determined by ratio of cost incurred to date to management's estimates of total anticipated costs. That method is used because management considers total cost to be the best available measure of progress on the contracts. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. If estimated total costs on any contract indicates a loss, the entire amount of the estimated loss is immediately recognized. Since certain contracts can extend over one or more years, revisions in costs and earnings estimated during the course of the work are reflected in the accounting period in which the facts requiring the revision become known. The difference between amounts billed and costs and estimated earnings is reflected in the balance sheets as either costs and estimated earnings in excess of billings or billings in excess of costs and estimated earnings. Revenue from time-and-materials contracts is recognized currently as the work is performed. Claims are included in revenues when received.

    Retainage provisions of certain long-term contracts provide for amounts to be withheld from payment by the customer until completion of the work. It is the Company's policy to invoice such amounts and include them in accounts receivable after work has been completed and the amounts withheld are due.

    Costs charged to contracts include direct labor, material, subcontract costs, other direct costs and applicable indirect costs. Selling, general and administrative expenses are charged to expense as incurred.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

CLASSIFICATION OF CURRENT ASSETS AND LIABILITIES

    The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, which may extend beyond one year.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND EQUIVALENTS

    For financial statement purposes, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

MARKETABLE SECURITIES

    The Company's marketable equity securities are generally considered available for sale and, as such, are accounted for at fair market value. Unrealized gains and losses are recognized as a component of stockholders' equity. Realized gains and losses are recognized in results of operations.

INVESTMENT IN JOINT VENTURE

    In 1998, the Company entered into a 50% general partnership joint venture to fulfill a contract obligation. The Company records its interest in the joint venture using the equity method. The contract was substantially completed in 1998 and terminated in 1999, however, during 2000 and 1999, the Company was charged approximately $40,000 and $72,000, respectively, which represented the Company's proportionate share of cost overruns and final allocation of the joint venture's loss on the contract.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using accelerated methods over the assets' estimated useful lives of five to seven years for financial statement purposes. Amortization of leasehold improvements is included within depreciation expense.

INCOME TAXES

    The shareholders have elected, for Federal and state income tax purposes, to have the Company taxed as a small business corporation ("S" Corporation). This election provides for the net income or loss of the Company to be reported on the personal Federal and state income tax returns of the individual shareholders. The Company pays no income tax on its profits and receives no income tax benefit from its losses. The Company is taxed at the corporate level for state income tax purposes in accordance with current state tax laws.

CHANGES IN YEAR-END

    The Company changed from a January 31, fiscal year-end to a calendar year-end in 1998.

ADVERTISING

    The Company charges the cost of advertising to expense as incurred.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

instruments and requires recognition of all derivatives as either assets or liabilities measured at fair value. Initially, the effective date of SFAS 133 was for all fiscal quarters for fiscal years beginning after June 15, 1999; however, in June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 "Accounting for Derivative Instrument and Hedging Activities--Deferral of the Effective Date of FASB Statements No. 133--an amendment of FASB Statement No. 133", which deferred the effective date of SFAS 133 for one year so that it will be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate adoption of SFAS 133 to have a material impact on the Company's results of operations, financial position or cash flows.

RECLASSIFICATIONS

    Certain amounts in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation.

NOTE 2--MARKETABLE SECURITIES

    At December 31, investments in marketable securities consisted of the following:

                                                          2000         1999
                                                       ----------   ----------
Marketable equity securities, at cost................  $1,429,129   $2,408,212
Gross unrealized gains...............................      79,047        9,615
Gross unrealized losses..............................    (117,115)     (58,352)
                                                       ----------   ----------
Marketable equity securities, at market value........  $1,391,061   $2,359,475
                                                       ==========   ==========

    Proceeds and gross realized gains and losses from the sale of marketable securities available for sale for the periods ended December 31, were as follows:

                                                2000         1999        1998
                                             ----------   ----------   --------
Gross Proceeds.............................  $2,949,676   $3,058,171   $394,477
                                             ==========   ==========   ========
Gross Realized Gains.......................  $   10,847   $   11,520   $ 67,669
                                             ==========   ==========   ========
Gross Realized Losses......................  $    9,783   $      291   $  5,629
                                             ==========   ==========   ========

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 3--CONTRACT RECEIVABLES

    Contract receivables consists of the following at December 31,:

                                                         2000         1999
                                                      ----------   -----------
Billed Contracts Receivables:
  Completed contracts...............................  $2,338,118   $ 5,591,578
  Contracts-in-progress.............................   3,951,436     3,708,352
  Retained in accordance with contract provisions...   3,052,607     2,450,132
Unbilled Contracts Receivables:
  Completed contracts...............................     127,123            --
                                                      ----------   -----------
                                                      $9,469,284   $11,750,062
                                                      ==========   ===========

NOTE 4--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

    Costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on uncompleted contracts at December 31, are as follows:

                                                        2000          1999
                                                     -----------   -----------
Costs incurred on uncompleted contracts............  $28,693,285   $13,487,687
  Estimated earnings...............................    6,858,722     4,992,940
                                                     -----------   -----------
                                                      35,552,007    18,480,627
Less billings to date..............................   35,817,026   $22,064,460
                                                     -----------   -----------
  Total............................................  $  (265,019)  $(3,583,833)
                                                     ===========   ===========

    These amounts are included in the accompanying balance sheets under the following captions:

                                                        2000          1999
                                                     -----------   -----------
Costs and estimated earnings in excess of billings
  on uncompleted contracts.........................  $ 1,820,611   $   321,464
Billings in excess of costs and estimated earnings
  on uncompleted contracts.........................   (2,085,630)   (3,905,297)
                                                     -----------   -----------
    Total..........................................  $  (265,019)  $(3,583,833)
                                                     ===========   ===========

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 5--PROPERTY AND EQUIPMENT

    A summary of the property and equipment at December 31, is as follows:

                                                          2000         1999
                                                       ----------   ----------
Machinery and equipment..............................  $8,470,200   $8,082,847
Vehicles.............................................     902,061      823,849
Trailers.............................................     335,153      325,753
Furniture and fixtures...............................     172,115      169,413
Leasehold improvements...............................     151,110      151,110
                                                       ----------   ----------
                                                       10,030,639    9,552,972
Less: accumulated depreciation.......................   6,636,753    5,712,874
                                                       ----------   ----------
                                                       $3,393,886   $3,840,098
                                                       ==========   ==========

NOTE 6--DEBT OBLIGATIONS

LINES OF CREDIT

    The Company has an equipment line of credit, for one million dollars ($1,000,000) at the applicable constant maturing two year treasury bill rate plus 2%. The loan is secured by all business assets. The line of credit is available for 36 months and reviewed annually.

    The Company also has an additional secured line of credit for five million dollars ($5,000,000) and two million five hundred thousand dollars ($2,500,000), at prime less one half percent, at December 31, 2000 and 1999, respectively. The loan is secured by all corporate assets and is available through June 30, 2001 and reviewed on an annual basis.

    As of December 31, 2000 and 1999, the prime rate was 9.5% and 8.5%, respectively, and there were no balances outstanding on each of the respective lines of credit.

LETTER OF CREDIT

    In January 1999, the Company obtained a letter of credit from the same financial institution of approximately $397,000. This amount was increased to $763,000 during the year 2000. The purpose of the letter of credit is to finance the potential amounts due under a workers' compensation insurance policy. The letter of credit expires in January 2001, but was subsequently renewed through January 2002.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 6--DEBT OBLIGATIONS (CONTINUED)

LONG-TERM DEBT

    Long-term debt at December 31, is as follows:

                                                                 2000         1999
                                                              ----------   ----------
Various notes payable, payable in monthly installments
  ranging from $4,017 to $18,317, including interest of 7.5%
  to 9.3%, maturing at various times from January, 2001 to
  June, 2001; collateralized by certain machinery and
  equipment.................................................  $  107,236   $  281,367

Various notes payable, payable in monthly installments
  ranging from $2,928 to $15,059, including interest of 5.4%
  to 6.5%, maturing at various times from June, 2000 to
  April, 2003; collateralized by certain machinery and
  equipment.................................................   1,131,444    1,456,766

Various notes payable, payable in monthly installments
  ranging from $37,848 to $58,774, including interest of
  0.09% to7.9%, maturing at various times from September,
  2000 to June, 2001........................................     344,653      264,912

Various note payables, payable in monthly installments
  ranging from $7,308 to $7,283, non-interest bearing note,
  maturing at various times from December, 2000 to
  September, 2001, collateralized by certain equipment......      65,550       95,003
                                                              ----------   ----------

                                                               1,648,883    2,098,048

Less current portion........................................   1,091,367    1,123,197
                                                              ----------   ----------

Long-Term Debt..............................................  $  557,516   $  974,851
                                                              ==========   ==========


    Long-term debt maturities for each of the next three years:

YEAR ENDED                                                      AMOUNT
----------                                                    ----------
2001........................................................  $1,091,367
2002........................................................     511,329
2003........................................................      46,187
                                                              ----------
Total.......................................................  $1,648,883
                                                              ==========

NOTE 7--RELATED PARTY TRANSACTIONS

ADVANCES FROM STOCKHOLDERS

    Advances from stockholders consists of operating advances. The advances from the stockholders were repaid during 2000.

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 7--RELATED PARTY TRANSACTIONS (CONTINUED)

OPERATING LEASES

    The Company rents its primary office facility as a tenant at will from a trust related by common ownership and requires monthly payments of $2,375. The agreement also requires that the Company pay all insurance costs on the property.

    The Company leased equipment from other companies related by common ownership, on an "as-needed" basis. Equipment rentals from these companies totaled $130,000, $60,312 and $94,900 for the years ended December 31, 2000 and 1999 and the eleven months ended December 31, 1998, respectively.

    Total rent expense for the years December 31, 2000 and 1999 and the eleven months ended December 31, 1998 was $145,093, $99,886 and $133,244, respectively.

NOTE 8--PROFIT SHARING PLAN

    The Company has a prescribed profit sharing plan which covers the Company's administrative employees. The Plan was amended to include a money purchase plan. The Company made contributions of $138,500 to the Plan during the year ended December 31, 2000 and $100,000 for the year ended December 31, 1999 and the eleven months ended December 31, 1998.

NOTE 9--CASH FLOW INFORMATION

    During 2000, 1999 and the eleven months ended 1998, the Company paid $102,208, $106,758 and $114,420, respectively, for interest. Additionally, during 2000, 1999 and the eleven months ended December 31, 1998 the Company paid $190,237, $197,368 and $270,449, respectively, for income taxes.

    The Company recorded net unrealized holding gains (losses) on available for-sale securities of $9,605, $(59,282) and $(676) at December 31, 2000, 1999
and the eleven months ended 1998, respectively.

    In 2000, 1999 and 1998, the Company obtained certain equipment and insurance policies through long-term debt in the amount of $1,396,677, $1,564,631 and $1,518,825, respectively. Included in the acquisition of equipment through long-term debt, the Company traded in certain equipment with a cost of $693,557, $264,898 and $236,751 and related debt obligations of $233,169, $101,400 and $217,854, respectively.

NOTE 10--CONCENTRATIONS AND UNCERTAINTIES

FINANCIAL INSTRUMENTS

    Other financial instruments, which potentially subject the Company to concentration of credit risk, include contract receivables and marketable securities. Contract receivables are generally not collateralized. The credit risk results from the failure of a certain company or companies to meet the responsibility of this payment. To date, the Company has not experienced such failure.

UNION CONTRACTS

    Substantially all of the Company's non-management employees are covered by collective bargaining agreements. Certain of these agreements between the Company and various unions are due to expire

                      NORTH AMERICAN SITE DEVELOPERS, INC.

                        DECEMBER 31, 2000, 1999 AND 1998

NOTE 10--CONCENTRATIONS AND UNCERTAINTIES (CONTINUED)

within the next year. Failure to successfully renegotiate the union contracts may have an adverse effect on the Company's operations. Management anticipates all of the union agreements to be renewed.

LAWSUITS

    The Company is involved in various claims and lawsuits against and for the Company arising in the normal course of business. Management has vigorously defended its case and believes that any financial responsibility that may be incurred in settlements of such litigation would not be material to the Company's financial position.

CONCENTRATIONS

    The Company had contract revenues earned from one customer representing 40% and 22% during December 31, 2000 and 1999, respectively. At December 31, 2000, there was no outstanding contract receivable from this customer. Included in contract receivables from this customer was approximately $3,785,000 at December 31, 1999.

NOTE 11--SUBSEQUENT EVENT

    Currently, the stockholders are negotiating the proposed sale of 100% of the common stock of the Company.